UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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Notice of the 2019 Annual Meeting of Shareholders and 2019 Proxy Statement We work for Earth.TM
REPUBLIC® SERVICES We’ll handle it from here.®

REPUBLIC ® SERVICES We’ll handle it from here. ®

April 5, 2019

Dear Shareholder:

We are pleased to present the 2019 Republic Services, Inc. Proxy Statement, which contains information about our Company’s strategic direction, corporate responsibility and sustainability efforts, executive compensation, governance, and Board of Directors’ composition. You are cordially invited to our 2019 annual shareholder meeting, to be held at 10:30 a.m., local time, on Friday, May 17, 2019, at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260.

Republic Services’ Board and management team are continually seeking ways to operate profitably and responsibly over the long term. As an industry leader in U.S. recycling and non-hazardous solid waste disposal, we recognize that to serve our shareholders, customers, employees, communities, and environment, we must work together to set the foundation for a sustainable future. As this business foundation continues to strengthen and grow, so too does our responsibility as environmental stewards. We look forward to continuing our ongoing dialogue with stakeholders about how our five sustainability elements — safety, people, operations, materials management, and communities — infuse our broader strategic priorities as a company.

Continued Profitable Growth Through Differentiation

Our strategy of Profitable Growth through Differentiation is designed to generate consistent earnings and cash flow growth, while continually improving return on invested capital and creating long-term shareholder value. We execute this strategy through our five strategic pillars:

•	Market Position — develop the best vertically integrated market position to enable us to build density and improve returns;

•	Operating Model — deliver consistent, high-quality service to all of our customers through The Republic Way: One Way. Everywhere. Every day.;

•	People and Talent Agenda — create an environment that attracts and retains the best talent and most engaged workforce;

•	Customer Zeal — drive customer loyalty by offering differentiated products specifically designed to meet our customers’ needs; and

•	Digital Platform — provide a consistent experience across our business while enabling our customers to do business with us through more channels and with better access to information.

Our efforts have delivered consistent predictable results and provided substantial returns to shareholders. Through the advancement and execution of our strategy, we will continue to create long-term shareholder value by profitably growing our business through organic growth opportunities and acquisitions, gaining pricing power through differentiation and superior service, improving productivity and reducing costs by leveraging our scale, and increasing cash returns to shareholders.

Sustainability and Corporate Responsibility

We are committed to the communities we serve and to protecting the environment. We believe we have a responsibility to regenerate our planet with the materials we are entrusted to handle every day by driving increased recycling, generating renewable energy, and helping our customers be more resourceful. Our Board’s Sustainability & Corporate Responsibility Committee provides direct oversight of our environmental and sustainability responsibilities. Our full Board conducts a formal comprehensive review of the Company’s performance in these areas on an annual basis. Our achievements demonstrate our ability to connect financial performance with environmental and social performance.

Shareholder Engagement

We have developed a broad shareholder engagement program that provides us with valuable insight and feedback from shareholders throughout the year. During 2018, independent members of our Board and members of our management team engaged with shareholders representing approximately 52% of our investor base. The input we receive informs our Board’s deliberations and decisions, particularly in the context of Board composition and refreshment, governance practices, executive compensation, and sustainability programs.

Board Evaluation and Refreshment

Last year, we added James P. Snee and Katharine B. Weymouth to our Board. Through our continued commitment to regular Board evaluation and strong succession planning practices, we have welcomed eight new directors to our Board over the past six years. We believe these refreshment actions are important components of our Board’s continued effectiveness and alignment with the Company’s long-term business strategy.

Thank you for your continued support.

MANUEL KADRE Chairman of the Board	DONALD W. SLAGER President and Chief Executive Officer

For further information about the 2019 Annual Meeting, please call (800) 248-3170	Republic Services, Inc. 2019 Proxy Statement | 3

Our achievements demonstrate our ability to connect financial performance with environmental and social performance.

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 17, 2019. This Proxy Statement relating to the 2019 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.proxyvote.com.

To the Shareholders of Republic Services, Inc.:

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation, will be held at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on May 17, 2019, at 10:30 a.m., local time, for the following purposes:

Items of Business

1.	To elect the 12 directors listed in this proxy statement to serve until the 2020 annual meeting of shareholders or until their respective successors are duly elected and qualified;

2.	To hold an advisory vote to approve our named executive officer compensation;

3.	To ratify the appointment of our independent registered public accounting firm for 2019;

4.	To consider a shareholder proposal regarding electoral contributions and expenditures, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date

Only shareholders of record at the close of business on March 19, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such shareholders will be available commencing April 5, 2019 and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

Availability of Proxy Materials

We are pleased to utilize Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K in digital form online. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the proxy materials and our Annual Report on Form 10-K online and, if they prefer, how to request paper copies of these materials. We believe providing these materials online enables us to reduce the environmental impact of our Annual Meeting and lower our printing and delivery costs while providing shareholders with the information they need more quickly and efficiently.

Proxy Voting

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. Your prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

MANUEL KADRE	DONALD W. SLAGER
Chairman of the Board	President and Chief Executive Officer

Phoenix, AZ

April 5, 2019

Republic Services, Inc. 2019 Proxy Statement  |  5

Proxy Statement Table of Contents

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 17, 2019: This Proxy Statement relating to the 2019 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.proxyvote.com.

We believe we have a responsibility to regenerate our planet with the materials we are entrusted to handle every day.

Proxy Summary

PROXY SUMMARY

We are providing this Proxy Statement (“Proxy Statement”) to shareholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “Republic Services,” the “Company,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of shareholders to be held in Scottsdale, Arizona on May 17, 2019 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice. This proxy summary is intended to provide an overview of the items contained in this Proxy Statement. We encourage you to read the entire Proxy Statement for additional information prior to voting your shares.

Annual Meeting of Shareholders

Date and Time: Friday, May 17, 2019, at 10:30 a.m., local time

Location: Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260

Record Date: Shareholders as of March 19, 2019 are entitled to vote

Proposals and Board Recommendations		BOARD’S RECOMMENDATION	PAGE REFERENCE

Proposal 1	Election of the 12 Directors in this Proxy Statement	FOR	86

Proposal 2	Advisory Vote on Named Executive Officer Compensation	FOR	87

Proposal 3	Ratification of Independent Registered Public Accounting Firm for 2019	FOR	87

Proposal 4	Shareholder Proposal Regarding Electoral Contributions and Expenditures	AGAINST	88

10  |  Republic Services, Inc. 2019 Proxy Statement

2018 Business and Performance Highlights

During 2018, we continued to create value for our shareholders. Our strong performance reflects our focus on executing our strategy designed to profitably grow our business, manage our cost structure, generate consistent earnings and free cash flow growth, improve return on invested capital, and increase cash returns to our shareholders. Highlights of the year include:

•  Achieved earnings per share (“EPS”) guidance and exceeded our free cash flow (“FCF”) guidance despite significant headwinds from recycling;

•  Full-year diluted EPS was $3.16 per share and full-year adjusted EPS[1] was $3.09 per share. Adjusted EPS increased 27 percent over the prior year;

•  Full-year cash provided by operating activities was $2.2 billion and adjusted free cash flow[1] was $1.2 billion. Adjusted free cash flow increased 26 percent over the prior year;

•  Invested over $200 million in acquisitions during 2018;

•  Returned $1.2 billion to shareholders in 2018 through dividends and share repurchases, representing a cash yield of 5.1 percent;

•  Total shareholder return was 9 percent for the full year as compared to the S&P 500’s negative return of 4 percent; and

•  Received numerous notable awards for our continued leadership in Environmental, Social and Governance (ESG) matters in 2018, as discussed in more detail in the “Environmental, Social and Governance (ESG) Leadership” section below.

(1) Adjusted EPS and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures to the comparable measures in accordance with GAAP, see “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 63.

Environmental, Social and Governance (ESG) Leadership

Our sustainability goals and practices are core to our business and are integrated into our business strategy as well as our long-term financial targets. Sustainable business practices are embedded in our day-to-day operations, which improve our profitability and support long-term value creation for our shareholders. The Board, through its Sustainability & Corporate Responsibility Committee, is responsible for overseeing our management’s handling of environmental, social and enterprise risks, including environmental and corporate sustainability related risks and opportunities posed to the Company. As a result of this ongoing commitment to sustainable business practices, we have been recognized for our leading performance in several key areas including employee engagement, ethics, innovation and sustainability.

Shareholder Engagement

We have a well-developed shareholder engagement program that emphasizes year-round shareholder engagement and direct communication with our Board. Throughout 2018, we engaged directly with shareholders representing approximately 52% of shares outstanding, as well as proxy advisors. Key areas of discussion with shareholders in the past year included:

•  Our continued commitment to sustainable business practices, including an update on the progress we have made toward achieving our initial sustainability goals and an overview of our people and talent agenda, which is designed to create an environment that attracts and retains the best talent and fosters a diverse and engaged workforce.

•  Our Board’s commitment to director refreshment and strong governance practices. This includes adding new members to our Board — focusing on individuals who provide a diversity of background, skills, and viewpoints to oversee our Company’s strategic direction.

Our Board highly values these shareholder discussions and considers this feedback in Board deliberations and decisions. The feedback we received from our shareholders during these discussions was overwhelmingly positive, and we look forward to continuing these conversations and engagement efforts.

Republic Services, Inc. 2019 Proxy Statement  |  11

DIRECTOR NOMINEES AND CORPORATE GOVERNANCE HIGHLIGHTS

Board Nominees

The table below lists the names of our director nominees and the standing committees on which they serve as of the mailing date of this Proxy Statement.

DIRECTOR NAME	AGE	DIRECTOR SINCE	COMMITTEES	INDEPENDENT
Manuel Kadre (Chairman)	53	2014	—
Tomago Collins	47	2013	Sustainability & Corporate Responsibility Committee (Chair) and Audit Committee
Thomas W. Handley	64	2016	Management Development & Compensation Committee (Chair) and Nominating & Corporate Governance Committee
Jennifer M. Kirk	44	2016	Audit Committee (Chair) and Sustainability & Corporate Responsibility Committee
Michael Larson	59	2009	Nominating & Corporate Governance Committee (Chair) and Management Development & Compensation Committee
Kim S. Pegula	49	2017	Management Development & Compensation Committee and Sustainability & Corporate Responsibility Committee
Ramon A. Rodriguez	73	1999	Audit Committee and Sustainability & Corporate Responsibility Committee
Donald W. Slager (CEO)	57	2010	—
James P. Snee	52	2018	Audit Committee and Sustainability & Corporate Responsibility Committee
John M. Trani	74	2008	Management Development & Compensation Committee and Nominating & Corporate Governance Committee
Sandra M. Volpe	51	2016	Nominating & Corporate Governance Committee and Sustainability & Corporate Responsibility Committee
Katharine B. Weymouth	52	2018	Audit Committee and Management Development & Compensation Committee

12  |  Republic Services, Inc. 2019 Proxy Statement

Board Highlights

Our Board is comprised of highly engaged and skilled directors with varied experiences and backgrounds who bring diverse perspectives to their oversight of our business while representing the long-term interests of our shareholders.

Director Changes in 2018

During 2018, we added James P. Snee and Katharine B. Weymouth as new independent directors to our Board. Mr. Snee is the President and CEO of Hormel Foods Corporation, and has extensive leadership, management, and chief executive experience, as well as expertise in supply chain management, sales, and marketing. Ms. Weymouth is the Chief Operating Officer and former CEO of dineXpert, and was formerly the CEO and Publisher of The Washington Post. While at The Washington Post, Ms. Weymouth led the transformation of the business from a predominately print newspaper to a digital content business. Ms. Weymouth has considerable chief executive experience, as well as expertise in leveraging a broad base of digital platforms to reach consumers.

The Board currently has a director retirement age of 73. This retirement age will remain in effect until the Annual Meeting, at which time the director retirement age will become 72; however, the Board retains the discretion to request a member to remain on the Board if circumstances warrant. For the upcoming year, the Board has asked Ramon A. Rodriguez and John M. Trani to remain on the Board and stand for re-election at the Annual Meeting because it believes their experience and knowledge of our business will ensure optimal expertise and continuity of the Board. The Board remains focused on the recruitment of exceptional director candidates to replace departing directors as part of its board refreshment practices.

Board Practices

Our Board has developed a robust set of practices to help ensure appropriate composition and effective functioning. The Board maintains a regular board evaluation process that is closely linked with ongoing succession planning practices, as well as a commitment to regular board refreshment based on the Company’s current and future needs and strategic priorities. The recent changes on our Board reflect these practices.

Corporate Governance Practices

We continuously monitor developments and best practices in corporate governance and enhance our practices as warranted and based on shareholder feedback. Key features of our corporate governance practices are noted below:

CORPORATE GOVERNANCE HIGHLIGHTS

Shareholder Engagement Program	Board Sustainability & Corporate Responsibility Committee

Proxy Access Right	Thoughtful Board Evaluation Process

Independent Board Chairman	Formal Onboarding Program for New Directors

Director and Executive Succession Planning	Majority Vote Standard
Substantial Majority Independent Board (11 of 12 director nominees)	Political Contributions Policy

No Supermajority Vote Requirements	Code of Business Ethics and Conduct
Shareholder Action by Written Consent	Deferral of Compensation for Directors (restricted stock units or cash)

Independent Board Committees	Stock Ownership Guidelines

Annual Director Elections	Anti-Hedging and Anti-Pledging Policies

Human Rights Policy

Republic Services, Inc. 2019 Proxy Statement  |  13

EXECUTIVE COMPENSATION OVERVIEW

Components of Our Executive Compensation Program

The Management Development & Compensation Committee (the “Compensation Committee”) is committed to a performance-based executive compensation program that enables us to attract, retain and motivate our leadership team in a way that drives financial success and sustained shareholder value creation. The core compensation elements for the executive officers listed in the Summary Compensation Table (referred to as “named executive officers” or “NEOs”) are:

•  base salary;

•  annual cash incentive bonus based on target; and

•  long-term incentive awards based on target, which are delivered in performance shares (“PSUs”) and restricted stock units (“RSUs”).

76%	76% of total direct compensation is delivered in equity that vests over three and four years	57%	57% of total direct compensation is delivered in equity that vests over three and four years
65%	65% of total direct compensation is performance-based	53%	53% of total direct compensation is performance-based

Executive Compensation Link to Strategy

We maintain rigorous performance goals on a bottom-up basis, reflecting management initiatives and the impact of anticipated external factors. To align management incentives, our metrics and performance targets focus on factors that management can impact, rather than external factors that are outside of management’s control or ability to mitigate.

14  |  Republic Services, Inc. 2019 Proxy Statement

2018 METRICS: ALIGNED WITH STRATEGY AND SHAREHOLDER INTERESTS
The Compensation Committee believes that the metrics used in our incentive programs should align with our strategic goals and motivate our executives to drive financial and operational performance that will build long-term value for our shareholders. We believe that the metrics used in our annual and long-term incentive (“LTI”) programs are aligned with our strategic goals.

Compensation Governance Practices
We have established a number of compensation best practices that help ensure our compensation program remains aligned with shareholder interests.

COMPENSATION GOVERNANCE HIGHLIGHTS
Pay-for-Performance Incentive Structures	Active Management of Dilution from Equity Plans
Stock Ownership Guidelines for Directors and Senior Management	No Dividends on Unearned PSUs
Annual Risk Assessment of Compensation Program	Limited Perquisites
Independent Compensation Consultant	No Excise Tax Gross-Ups
Clawback Policy	No Hedging, Pledging or Short Sales
Double Trigger Change in Control Provisions
We encourage you to read the entire Proxy Statement for additional information prior to voting your shares.

We operate within a comprehensive corporate governance framework that defines responsibilities, sets high ethical standards of professional and personal conduct, and helps ensure compliance with these responsibilities and standards.

Board of Directors and Corporate Governance

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Republic’s Board currently consists of our 12 director nominees, who are each highly engaged and skilled directors who recognize that strong corporate governance contributes to long-term shareholder value.

Biographical Information Regarding Directors/Nominees

Director Nominees

Manuel Kadre	Tomago Collins
Chairman of the Board since 2017; Director since June 2014 Committees: None	Director since August 2013; Committees: Sustainability & Corporate Responsibility (Chair), Audit

RELEVANT SKILLS AND QUALIFICATIONS
• Chief Executive and Management experience gained as Chief Executive Officer of Gold Coast Caribbean Importers and MBB Auto, LLC

    •  Financial and Strategy experience from his leadership roles in acquiring and managing several businesses as well as running successful businesses that are focused on positioning well-known brands in highly regulated markets

CAREER HIGHLIGHTS

MBB Auto, LLC, 2012 – Present

•	Chief Executive Officer

Gold Coast Caribbean Importers, 2005 – 2014

•	Chief Executive Officer

CC1 Companies, 1995 – 2009

•	President, Vice President,
General Counsel and Secretary

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	Mednax, Inc., 2007 – Present (Lead Independent Director)
•	The Home Depot, Inc., 2018 – Present (Member of the Audit Committee and the Finance Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Board of Trustees, University of Miami
•	Board of Directors, University of Miami Health System

RELEVANT SKILLS AND QUALIFICATIONS

    •  Communications and Public Affairs experience gained as the strategic public affairs and communications executive for all Kroenke Sports & Entertainment-owned sports, entertainment, media, real estate, ranch and vineyard products, including Arsenal Football Club, Los Angeles Rams, Denver Nuggets, Altitude Sports & Entertainment network and the Pepsi Center

• Strategy and M&A experience gained from his role with Kroenke, where Mr. Collins works closely with senior management on business development, mergers and acquisitions, and strategic planning

CAREER HIGHLIGHTS

Kroenke Sports & Entertainment, 2003 – Present

•	Strategic Communications and Public Affairs Executive

The (Louisville) Courier-Journal and CNN International

•	Journalist

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	AutoNation, Inc., 2014 – Present (Member of the Audit Committee and the Technology Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Director, Global Down Syndrome Foundation

18    |    Republic Services, Inc. 2019 Proxy Statement

Biographical Information Regarding Directors/Nominees

Thomas W. Handley	Jennifer M. Kirk
Director since July 2016; Committees: Management Development & Compensation (Chair), Nominating & Corporate Governance	Director since July 2016; Committees: Audit (Chair), Sustainability & Corporate Responsibility

RELEVANT SKILLS AND QUALIFICATIONS

    •  Operations and Management experience through leading Ecolab’s global operations as President and Chief Operating Officer as well as his experience managing both domestic and global industrial food service businesses

• Strategy and Marketing experience from his extensive history with Procter & Gamble, which focused on marketing and strategic planning for a global business unit

CAREER HIGHLIGHTS

Ecolab Inc., 2003 – Present

•	Special Advisor to the CEO responsible for the spin off of Ecolab’s upstream energy business, April 2019 - Present
•	President and Chief Operating Officer, 2012 - March 2019
•	Various executive positions with increasing responsibility

Procter & Gamble, 1981 – 2003

•	Vice President, Global Planning, Marketing and Always Global Franchise (Global Feminine Care Products Business Unit)
•	Various positions in general and brand management both in the United States and internationally

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	HB Fuller Company, 2010 – Present (Member of the Compensation Committee and the Audit Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Director and Member, National Association of Manufacturers Executive Board (organization’s governing board)
•	Board Member and Former Chair, Ordway Center for Performing Arts, 2005 – 2015, July 2016 – Present

RELEVANT SKILLS AND QUALIFICATIONS

    •  Accounting and Financial experience gained over her 20-year career in finance, accounting and compliance, including her current position as Vice President, Controller and Chief Accounting Officer of Occidental Petroleum Corporation

• Management experience from her leadership roles in large global organizations

CAREER HIGHLIGHTS

Occidental Petroleum Corporation, 1999 – Present

•	Vice President, Controller and Chief Accounting Officer
•	Controller, Oil and Gas Division
•	Various Operational and HQ positions with increasing responsibility

Arthur Andersen LLP, 1996 – 1999

•	Responsibilities encompassed all areas of financial statement audits including planning, supervision and financial statement reporting at both a staff and senior level

ADDITIONAL EXPERIENCE AND SERVICE

•	Director, Boys and Girls Club of Greater Houston, 2017 – Present
•	Director, Women’s Chamber of Commerce Houston, 2017 – Present
•	Member, Chief Accounting Officer Network and the American Institute of Certified Public Accountants
•	Volunteer, Juvenile Diabetes Research Foundation

Republic Services, Inc. 2019 Proxy Statement    |    19

DIRECTOR NOMINEES CONTINUED

Michael Larson	Kim S. Pegula
Director since October 2009; Committees: Nominating & Corporate Governance (Chair), Management Development & Compensation	Director since July 2017; Committees: Management Development & Compensation, Sustainability & Corporate Responsibility

RELEVANT SKILLS AND QUALIFICATIONS

    •  Financial experience gained as Chief Investment Officer to William H. Gates III, responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust

    •  Investment and Leadership experience gained from over 37 years of making investments and acquiring a broad understanding of the capital markets, business cycles, capital investment and allocation and an appreciation of the interests of long-term shareholders (including the perspective of our largest shareholder, Mr. Gates’ Cascade Investment, L.L.C.)

CAREER HIGHLIGHTS

William H. Gates III, 1994 – Present

•	Chief Investment Officer
•	Includes investment management for personal assets and for the Bill & Melinda Gates Foundation Trust

Additional Experience, Prior to 1994

•	Harris Investment Management
•	Putnam Investments
•	ARCO

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	Ecolab Inc., 2012 – Present (Member of the Finance Committee and the Safety, Health and Environment Committee)
•	Fomento Económico Mexicano, S.A.B.de C.V., 2011 – Present
•	AutoNation, Inc., 2010 – 2018
•	Grupo Televisa, S.A.B., 2009 – 2014

ADDITIONAL EXPERIENCE AND SERVICE

•	Chairman of the Board of Trustees of two funds within the Western Asset Management fund complex
•	Member of their respective Audit Committees and Governance and Nominating Committees

RELEVANT SKILLS AND QUALIFICATIONS

    •  Leadership, Management, and Chief Executive experience gained as President and Chief Executive Officer of Pegula Sports & Entertainment, a multifaceted management company that oversees the business operations of a variety of professional sports, entertainment, real estate, financial and hospitality entities

• Marketing and Strategy experience in creating, developing and operating successful brands and sports franchises that put meaningful customer engagement at the heart of their business model

CAREER HIGHLIGHTS

Pegula Sports & Entertainment, 2014 – Present

•	President, Chief Executive Officer and Owner

East Management Services and East Asset Management, 2010 – Present

•	Chief Operating Officer

East Resources, Inc. (Sold to Royal Dutch Shell in 2010)

•	Communications and Investor Relations Director, 1991 – 2010
•	Officer, 2000 – 2010

National Hockey League

•	Owner and member of the Board of Governors, 2011 – Present

ADDITIONAL EXPERIENCE AND SERVICE

National Football League

•	Owner and member of the Business Ventures, 2017 – Present
•	Foundation and Special Events Committee, 2015 – Present

20    |    Republic Services, Inc. 2019 Proxy Statement

Ramon A. Rodriguez	Donald W. Slager
Director since March 1999; Committees: Audit, Sustainability & Corporate Responsibility	President and Chief Executive Officer since January 2011; Director since June 2010 Committees: None

RELEVANT SKILLS AND QUALIFICATIONS

    •  Leadership, Management, and Chief Executive experience gained as President and Chief Executive Officer of accounting firm Madsen, Sapp, Mena, Rodriguez and Co., P.A. (acquired by Crowe Horwath in 2006)

    •  Accounting and Financial experience through his role leading an accounting firm, service as past Chairman of the Florida Board of Accountancy and as former President of the Florida Institute of Certified Public Accountants, as well as his past roles on multiple audit committees

CAREER HIGHLIGHTS

Director, Public Broadcasting Service (PBS)

•	Chairman of the Audit Committee and serves on the Executive Committee and the Finance Committee (previously served on the Strategic Planning Advisory Group)

Madsen, Sapp, Mena, Rodriguez and Co., P.A., 1971 – 2006

•	President and Chief Executive Officer, among other positions

DME Corporation, 1975 – 2009

•	Founder, Director and Treasurer

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	Alico, Inc., 2009 – 2015 (served as Chairman of the Board, Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Former Chairman, Florida Board of Accountancy
•	Former President, Florida Institute of Certified Public Accountants

RELEVANT SKILLS AND QUALIFICATIONS

    •  Industry, Management, and Operations experience as a 35-year veteran of the solid waste and recycling industry, including over 26 combined years with Republic Services, Inc. and Allied Waste Industries, Inc.

• Chief Executive experience as Chief Executive Officer of Republic, a role Mr. Slager has held since January 2011

CAREER HIGHLIGHTS

Republic Services, Inc., 2008 – Present

•	President and Chief Executive Officer, 2011 – Present
•	President and Chief Operating Officer, 2008 – 2010

Allied Waste Industries, Inc., 1992 – 2008

•	President and Chief Operating Officer
•	Senior Vice President Operations
•	Vice President Operations
•	Assistant Vice President Operations
•	Regional Vice President, Western Region
•	District Manager, Chicago Metro District

National Waste Services, 1985 – 1992

•	General Manager, among other management positions

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•

Martin Marietta Materials, Inc., 2016 – Present (Member of the Finance Committee and the Nominating and Corporate Governance Committee; former Member of the Ethics, Environment, Safety and Health Committee)

•	UTi Worldwide, Inc., 2009 – 2016 (served as Chairman of the Nominating and Corporate Governance Committee and Member of the Compensation Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Governing Board Member, Together for Safer Roads
•	Board of Directors, Arizona Commerce Authority

Republic Services, Inc. 2019 Proxy Statement    |    21

DIRECTOR NOMINEES CONTINUED

James P. Snee	John M. Trani
Director since July 2018; Committees: Audit, Sustainability & Corporate Responsibility	Director since December 2008; Committees: Management Development & Compensation, Nominating & Corporate Governance

RELEVANT SKILLS AND QUALIFICATIONS
• Leadership, Management, and Chief Executive experience gained as Chairman and Chief Executive Officer of Hormel Foods Corporation, a publicly traded international Fortune 500 company
• Strategy and Operations experience gained from senior operational roles at Hormel Foods Corporation, including as Chief Operating Officer from 2015 to 2016

CAREER HIGHLIGHTS

Hormel Foods Corporation, 1989 – Present

•	Chairman, President and Chief Executive Officer
•	President and Chief Operating Officer
•	Group Vice President and President, Hormel Foods International Corporation
•	Vice President and Senior Vice President, Hormel Foods International Corporation
•	Vice President, Affiliated Business Units

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	Hormel Foods Corporation, 2015 – Present
(Chairman of the Board)

ADDITIONAL EXPERIENCE AND SERVICE

•	Board and Executive Committee Member, Grocery Manufacturers Association
•	Executive Board Member, North American Meat Institute
•	Board Member, The Hormel Foundation

RELEVANT SKILLS AND QUALIFICATIONS

    •  Chief Executive, Management, Accounting, and Financial experience as Chairman and Chief Executive Officer of Stanley Works, where Mr. Trani gained valuable insight into the financial, compensation, and accounting issues, among others, that large public companies face

• Operations expertise from his experience in senior operational roles at both Stanley Works and GE

CAREER HIGHLIGHTS

Cerberus Capital Management, 2018 – Present

•	Operating Council Member

Stonepeak Infrastructure Partners, 2012 – Present

•	General Operating Partner

Stanley Works, 1997 – 2003

•	Chairman, Director and Chief Executive Officer

General Electric, 1978 – 1996

•	President and Chief Executive Officer, Medical Systems Group
•	Senior Vice President

ADDITIONAL EXPERIENCE AND SERVICE

•	Executive Director, Tidewater Holdings, 2013 – 2018
•	Director, Allied Waste Industries, Inc., 2007 – 2008
(acquisition by Republic Services, Inc.)
•	Chairman, Accretive Commerce, 2004 – 2007

22    |    Republic Services, Inc. 2019 Proxy Statement

Sandra M. Volpe	Katharine B. Weymouth
Director since December 2016; Committees: Nominating & Corporate Governance, Sustainability & Corporate Responsibility	Director since October 2018; Committees: Management Development & Compensation, Audit

RELEVANT SKILLS AND QUALIFICATIONS
• Financial experience gained over a 25-year career in financial and strategic planning roles at large global companies including FedEx and Lender’s Service, Inc.

    •  Strategy and Operations experience as Senior Vice President at FedEx where Ms. Volpe is responsible for strategy across FedEx Ground, internal and external communications, and management of contractors across the organization’s facilities

CAREER HIGHLIGHTS

FedEx Ground, 2000 – Present

•	Senior Vice President, Strategic Planning, Communications and Contractor Relations
•	Vice President, Strategic Planning
•	Vice President, Finance

Lender’s Service, Inc., 1993 – 2000

•	Director of Financial Planning and Analysis, Associate Vice President

ADDITIONAL EXPERIENCE AND SERVICE

•	Executive Leadership Chair, Go Red for Women
•	Former Board Chair, American Heart Association
•	FedEx 5 Star Award, FedEx Leadership Award, FedEx Corporation Bravo Zulu Award for Service, and Prudential Principle Player Award

RELEVANT SKILLS AND QUALIFICATIONS

    •  Leadership, Management, and Chief Executive experience gained through numerous leadership positions at The Washington Post, including Publisher and Chief Executive Officer, and as Chief Operating Officer and former CEO of dineXpert, a group buying organization working with independent restaurants

    •  Strategy and Marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business

CAREER HIGHLIGHTS

dineXpert, 2017 – Present

•	Chief Operating Officer
•	Chief Executive Officer

The Washington Post, 1996 – 2014

•	Chief Executive Officer and Publisher
•	Director of Advertising Sales
•	Vice President of Advertising
•	Assistant General Counsel, and various other legal and advertising positions with increasing responsibility

OTHER PUBLIC COMPANY DIRECTORSHIPS

(within the past 5 years)

•	Cable One, Inc., 2015 – Present (Member of the Audit Committee and the Compensation Committee)
•	Graham Holdings Company, 2010 – Present (Member of the Finance Committee and the Compensation Committee)

ADDITIONAL EXPERIENCE AND SERVICE

•	Trustee, Philip L. Graham Fund
•	Trustee, Greater Washington Community Foundation
•	Vice President - Nominating, The Economic Club of Washington, D.C.

Board Refreshment

During 2018, we added two new independent directors to our Board – James P. Snee and Katharine B. Weymouth. Mr. Snee brings a variety of skills to the Board, including being the chief executive officer of a publicly traded company. Likewise, Ms. Weymouth brings a distinct skill set to the Board, including chief executive experience and an extensive background in advertising and digital markets. The Board continues to seek highly qualified candidates as part of its active refreshment and director succession planning processes.

Republic Services, Inc. 2019 Proxy Statement    |    23

Board of Directors and Corporate Governance Matters

We operate within a comprehensive corporate governance framework that defines responsibilities, sets high ethical standards of professional and personal conduct, and helps ensure compliance with these responsibilities and standards. The Board’s Corporate Governance Guidelines provide the framework for effective governance and are amended by the Board from time to time in response to changing regulations, evolving best practices, and shareholder input.

We are committed to the corporate governance practices set forth below, and continue to monitor and implement developments in best practices that would enhance our governance model.

24  |  Republic Services, Inc. 2019 Proxy Statement

Shareholder Engagement

We value the perspectives and feedback provided by our shareholders. During 2018, we engaged directly with shareholders representing approximately 52% of shares outstanding as well as proxy advisors. During these meetings, we discussed Republic’s business strategy, financial performance, and commitment to sustainability as well as our governance practices and executive compensation program. The feedback we receive is shared with the Board and considered during deliberations, particularly with regard to Board governance, compensation and sustainability practices.

In these discussions, investors told us that they are pleased with the enhancements the Company has made to the governance, compensation, and sustainability framework over the last several years. We received specific feedback that our governance practices are fully aligned with Investor Stewardship Group’s corporate governance principles for U.S. listed companies.

Investor Stewardship Group’s Corporate Governance Principles

Republic follows the corporate governance principles for U.S. listed companies set forth by the Investor Stewardship Group (“ISG”):

ISG PRINCIPLE	REPUBLIC PRACTICE
PRINCIPLE 1: Boards are accountable to shareholders.	•	All Board members are elected annually
	•	Proxy access bylaw provision
	•	In addition to proxy access, shareholders are entitled to recommend director candidates to the Nominating & Corporate Governance Committee (the “Governance Committee”)
	•	Directors not receiving majority support must tender their resignation for consideration by the Board
	•	No poison pill
PRINCIPLE 2:
Shareholders should be entitled to	•	One share, one vote structure
voting rights in proportion to their	•	No multi-class share structure
economic interest.
PRINCIPLE 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives.
	•	Have been conducting annual shareholder outreach since 2014
	•	Outreach topics include Board composition, corporate governance practices, sustainability, and executive compensation, among others

PRINCIPLE 4: Boards should have a strong, independent leadership structure.	•	Independent Chairman of the Board
	•	Corporate Governance Guidelines outline the roles and responsibilities of our independent Chairman
PRINCIPLE 5: Boards should adopt structures and practices that enhance their effectiveness.	•	92% of Board members are independent
	•	58% of Board members are diverse
	•	Board committees consist of the Audit Committee, the Compensation Committee, the Governance Committee, and the Sustainability & Corporate Responsibility Committee
	•	Board committees are comprised entirely of independent directors
	•	Each director attended at least 75% of Board meetings in 2018
	•	Board and committees have direct access to outside advisors and mid-level management
	•	Annual Board self-evaluation
PRINCIPLE 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
	•	Say-on-pay approval was 97.7% in 2018
	•	Short-term and long-term compensation targets are tied to overall Company strategy as well as shareholder interests
	•	Company strategy and compensation metrics are reviewed annually by the Board

Republic Services, Inc. 2019 Proxy Statement  |  25

Director Skills and Experience

The Board is comprised of directors with broad and varied experience and expertise who are committed to representing the long-term interests of shareholders. The following summarizes the key skills and experiences represented on our Board:

Strategic planning	Industry experience	Current and former chief executive officers	Human capital management
Operations and marketing	Logistics	Shareholder perspective	Transportation
Finance and capital markets	Communications	Supply chain management	Customer engagement
Public company directorships	Digital sales/online commerce	Capital investment and allocation	Risk management
Business development and public affairs	Accounting and internal controls	Military leadership	Legal background

Balanced Director Tenure

The Board recognizes the importance of maintaining a balance of experienced directors who have a deep understanding of the Company as well as other directors who bring a fresh perspective. Over the last six years, eight new directors were added to our Board, two of whom joined the Board during 2018.

Formal Director Onboarding Process

Upon joining our Board, new directors are provided with a comprehensive orientation and participate in a formal onboarding process to facilitate their transition onto our Board. Our onboarding process familiarizes new directors with the Company’s business, strategic plans, governance program, Board policies, and the director’s responsibilities on assigned committees. New directors hold meetings with Republic’s senior leadership and key management representatives to learn about the Company. They also participate in site visits. Based on feedback received, we believe this onboarding program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our Company’s business, and accelerates their ability to fully engage in Board discussions and decision-making. Additional training is also encouraged when a director assumes a leadership role as either our Chairman or as a committee chair.

Continuing Education

Our directors attend seminars and continuing education programs relating to corporate governance, audit, and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

Thoughtful Board Evaluation Process

We recognize that Board and committee evaluations play an important role in ensuring the effective functioning of our Board. Therefore, the Board and each of its committees conduct annual self-assessments, which are overseen by the Governance Committee and include written evaluation forms to assess their effectiveness. Periodically, we will employ the services of an external advisor to assist with the evaluation process. Regardless of whether an external advisor is involved in the evaluation process, the results of these assessments are compiled without attribution, into a single form and sent to the directors for a full Board assessment and to each committee member, for those committees on which they serve, to identify areas for future improvement. This feedback is also considered by the Governance Committee when searching for and evaluating potential future Board nominees to help ensure we are adding new directors with the proper mix of subject matter expertise and perspective consistent with the needs of our growing company.

Director Succession Planning

The Board, through the Governance Committee, engages in formal Board succession planning / forward planning discussions at regular intervals throughout the year, in which it considers and evaluates director tenure and the skill-sets of current directors. These discussions are supported by the formal evaluation process that identifies areas for improvement, including the need to add new members with unique expertise and experience that it believes will benefit our Company. These discussion topics are included as quarterly agenda items for the Governance Committee. The Governance Committee utilizes an executive search firm to identify potential director candidates and conducts interviews on an ongoing basis. The Board also established a mandatory director retirement age to promote continual refreshment and the addition of diverse perspectives. The retirement age is currently set at 73; however, effective as of the Annual Meeting, the retirement age will become 72. Notwithstanding this retirement age, the Board retains the discretion to request a member to remain on the Board if circumstances warrant, and, as noted above, the Board has asked Messrs. Rodriguez and Trani to stand for re-election at the Annual Meeting, even though each has reached the director retirement age.

Our board evaluation and succession planning processes are critical components of the Board’s commitment to and execution of its Board refreshment policy. The following graphic illustrates how these processes support our commitment to help ensure we have the right members on our Board:

Interconnected evaluation and succession planning practices ensure that our Board composition reflects the skills and experiences that best meet both the current and future needs of our business.

Executive Succession Planning

The Board, through the Governance Committee, also regularly reviews the Company’s executive management succession plan to help ensure business continuity in the event a key executive departs from the Company. This evaluation includes a thorough discussion on the Company’s senior leadership structure and focuses on key positions held by our executives. The Board’s committees also frequently discuss the talent pipeline, and individuals identified as potential future leaders are given exposure to Board members through formal presentations and informal meetings or events. More broadly, the Board, through the Compensation Committee, is regularly updated on key talent indicators for the overall workforce, and recruiting and development programs. Republic is also cognizant of the impact our overall compensation program has on our succession planning process and has designed our program accordingly.

Republic Services, Inc. 2019 Proxy Statement  |  27

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

Our Board believes that ownership of our stock by directors, executive officers, and certain other members of management is important to align their interests with our shareholders’ interests and to demonstrate to the investing public and our employees their commitment to Republic.

Our Corporate Governance Guidelines reflect the Board’s belief that directors should be shareholders and have a financial stake in Republic. To support that philosophy, we pay our non-employee directors a significant portion of their compensation in the form of RSUs. Our non-employee directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our shareholders, our Board has a formal equity ownership guideline for independent directors, which requires each independent director to hold Republic stock or vested RSUs, or both, having a total value of $750,000 within five years from the date of the director’s first full annual grant. All of our independent directors who have been on the Board for at least five years meet this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of management: (1) CEO — five times salary; (2) CFO, Chief Operating Officer, and Chief Legal Officer — three times salary; (3) other Executive Vice Presidents and Senior Vice Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of management has a five-year period from the time of promotion or hire into a covered position to meet the applicable guideline, and interim progress is expected. Members of management may meet their requirement by holding Republic stock or vested Republic stock equivalents in the Deferred Compensation Plan (“DCP”), or both, having the requisite value, and holding shares in the 401(k) plan.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under approved 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Director Nomination Procedures and Diversity Relating to Board Candidacy

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates, the Governance Committee considers, among other things, the following attributes:

•   Independence (if required);

•   Personal and professional integrity;

•   Sound business judgment;

•   Relevant business and industry experience;

•   Proper mix of education and skills; and

•   Potential effectiveness as a director in serving the long-term interests of our shareholders.

With respect to diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors will be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. To assist in promoting such diversity, the Board shall take reasonable steps to ensure that new Board nominees are properly drawn from a pool that includes diverse candidates. The Board and the Governance Committee will continue to assess the need to expand the breadth of experience, expertise, and viewpoints represented collectively by our directors and continue to seek top-quality candidates to fill any identified gaps.

Mr. Slager is nominated for election to our Board at each annual meeting of shareholders pursuant to the terms of his employment agreement.

Director Independence

Our common stock is listed on the New York Stock Exchange (“NYSE”), which requires that a majority of our Board be comprised of “independent directors” according to the NYSE’s independence standards. The Governance Committee considers the “per se” disqualifications from director independence under NYSE rules when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would prevent a director’s independence. The Board reviews director independence and considers relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of shareholders pursuant to his employment agreement. The Board determined that the 11 remaining directors meet the NYSE standards for independence and the categorical standards adopted by our Board, and have no material relationships with us that impair their independence. In making its determination, the Board considered, in the case of Mr. Larson, his status as chief investment officer of Cascade Investment, L.L.C., our largest shareholder.

The following is a list of our independent directors as of the date of this Proxy Statement:

Manuel Kadre (Chairman)	Jennifer M. Kirk	Ramon A. Rodriguez	Sandra M. Volpe

Tomago Collins	Michael Larson	James P. Snee	Katharine B. Weymouth

Thomas W. Handley	Kim S. Pegula	John M. Trani

Board Leadership Structure, Role in Risk Oversight, Ethics and Compliance

Board Leadership Structure

We have a non-executive Chairman of the Board and a separate CEO. The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its shareholders because it strengthens the Board’s independence and allows the CEO to focus his talents and attention on managing our business. The Chairman of the Board is also a valuable bridge between the Board and management. His role is to provide leadership to the Board, and his responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the CEO;
•	presiding over all Board meetings;
•	supervising the circulation of information to the directors;
•

after consulting with the CEO and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic reviews of senior management’s strategic plan;
•	consulting with committee chairs about the retention of advisors and experts; and
•	performing such other duties and services as the Board may require.

The Chairman of the Board also has the authority to request access to any of our employees at any time. Our Board has four standing committees — the Audit Committee, the Compensation Committee, the Governance Committee and the Sustainability & Corporate Responsibility Committee. Each committee consists solely of independent directors and has its own chair who is responsible for directing the committee’s work in fulfilling its responsibilities.

Role in Risk Oversight

We face a variety of risks, including credit and liquidity, operational, environmental, litigation, compliance, compensation and cyber security risks. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps management has taken to monitor and control them;
•	discuss guidelines and policies with respect to financial risk assessment and financial risk management;
•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Business Ethics and Conduct (“Code of Ethics”);
•

review with our Chief Legal Officer legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its financial risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by our Chief Legal Officer, who also serves as our Chief Ethics & Compliance Officer, our Vice President of Internal Audit and our Chief Accounting Officer.

Before each meeting, our Vice President of Internal Audit provides the Audit Committee a comprehensive report on internal audit matters, including Sarbanes-Oxley Act testing results. At the meeting, the Chief Legal Officer and the Vice President of Internal Audit make oral presentations and respond to questions from committee members. Further, the chair of the Audit Committee reviews, discusses with our Vice President of Internal Audit and concurs in a program for field audits. Under the program, each field audit includes a financial review as well as an operations review. In addition, the Audit Committee also routinely receives a report regarding our employee hotline, the AWARE Line. The AWARE Line is an integral part of our compliance program and provides a way for our employees to confidentially provide information regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Our Chief Accounting Officer regularly reports on management’s evaluation of the effectiveness of our disclosure controls and procedures. Finally, our Risk Management Department periodically briefs the Audit Committee or the Board on our insurance coverage programs and related risks.

Republic Services, Inc. 2019 Proxy Statement  |  29

Our Sustainability & Corporate Responsibility Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its oversight responsibility with respect to enterprise and other risks, including cyber security, environmental and reputational risks, and the practices by which these risks are managed and mitigated. For example, at each quarterly meeting the Sustainability & Corporate Responsibility Committee receives an update from management on cyber security, and a detailed assessment of the cyber security program is conducted on an annual basis.

Our Board is actively involved in risk oversight. For example:

BOARD AND COMMITTEE INVOLVEMENT IN RISK OVERSIGHT
Our management annually reports to the Board, through its Sustainability & Corporate Responsibility Committee, the results of its internal survey and analysis of enterprise risk management.
The agendas for our Board meetings include regular reports from our CFO and our Treasurer regarding the financial, credit and liquidity risks we face, including hedging programs.
Our management regularly discusses with the Board, and its committees, various operational and compliance risks, including pricing, recycled commodity prices, safety, environmental, and fleet risks.
Our independent registered public accounting firm provides regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board.
The Compensation Committee considers, evaluates, and addresses risks that may be raised by our compensation program.
The Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to ensure that:

•  the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

• those processes are functioning effectively; • management communicates material risks to the Board or the appropriate committee; and
• actions are being taken to continue to foster a strong culture of compliance and risk-adjusted decision-making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described herein constitute the most effective approach to address the risks we face.

Ethics and Compliance

Our Code of Ethics, “Leading with Integrity,” applies to all of our directors, officers, employees, independent contractors, consultants, and other third parties acting on behalf of Republic. The Code of Ethics is an integral part of Republic’s ethics and compliance program and serves as the cornerstone of our commitment to conduct business with the highest ethical and legal standards. We do this by staying true to our values and embracing our priorities, as well as leading with integrity in every aspect of our business.

Our commitment to a strong ethical and compliant culture was recently acknowledged by being named to the 2019 World’s Most Ethical Companies® List by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. This is the third consecutive year that Republic received this honor, and we are the only recycling and solid waste services provider to be acknowledged. The World’s Most Ethical Companies’ assessment is based upon the Ethisphere Institute’s Ethics Quotient® (EQ) framework which offers a quantitative way to assess a company’s performance in an objective, consistent, and standardized manner. Scores are generated in five key categories: ethics and compliance program (35%), culture of ethics (20%), corporate citizenship and responsibility (20%), governance (15%), and leadership and reputation (10%), and provided to all companies who participate in the process.

If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer, Controller or Chief Accounting Officer, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Code of Ethics can be viewed on the “Investors” section of our website at www.RepublicServices.com.

Shareholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our shareholders unrelated to a recommendation under our proxy access bylaw provision, described below. A shareholder may propose a nominee to serve as a director before a meeting of shareholders by giving timely written notice and meeting the other requirements set forth in Section 2.12 of our Amended and Restated Bylaws (“Bylaws”).

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by shareholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a shareholder.

Shareholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2020 annual meeting of shareholders, we must receive the shareholder’s written notice no earlier than January 18, 2020 and no later than February 17, 2020. Refer to our Bylaws for additional information and notice requirements.

30  |  Republic Services, Inc. 2019 Proxy Statement

Proxy Access Director Nominations

In addition to the right to recommend directors to the Governance Committee, qualifying shareholders also have the right to nominate and include director candidates in our proxy materials by giving adequate and timely notice to the Corporate Secretary pursuant to the procedures and requirements contained in our proxy access bylaw. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% of the shares of our outstanding common stock for at least the previous 3 years are permitted to include up to 25% of the number of director nominees in our proxy materials for our annual meeting of shareholders, provided that the shareholders and nominees satisfy the requirements specified in our Bylaws. In order for such nominees to be included in our proxy statement and form of proxy, shareholders and nominees must submit a notice of proxy access nomination together with certain related information required by our Bylaws.

Shareholders wishing to recommend director candidates using our proxy access bylaw may do so by sending the required information in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To provide adequate time to assess shareholder-nominated candidates, requests to include these candidates in our proxy materials for our 2020 annual meeting of shareholders would be required to be delivered or mailed and received at our principal executive offices no earlier than November 7, 2019 and no later than December 7, 2019.

Director Resignation Policy

Republic is a Delaware corporation. Under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our Bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. Each irrevocable resignation is contingent on the failure to receive the required vote at any annual meeting at which the nominee is nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days after certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or reduce the size of the Board.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board or the non-management directors (as a group or individually) may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board or, if designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member(s)). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Mr. Slager attended and chaired our 2018 annual meeting of shareholders.

Additional Information Regarding Corporate Governance

Shareholders may obtain, free of charge, the current charters for the Audit Committee, Compensation Committee, Governance Committee, and Sustainability & Corporate Responsibility Committee, as well as our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Code of Ethics, and Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents also are available at the “Investors” section of our website at www.RepublicServices.com.

Sustainability, Corporate Responsibility, People and Talent

In addition to being committed to our customers, employees, and shareholders, we are also committed to the communities we serve and to the environment. As part of our ongoing Blue Planet® sustainability initiative, we continue to build durable practices and programs across our sustainability platform with the goal of a cleaner, safer, and healthier world.

Board and Committee Oversight of Sustainability

Our Board is directly involved in the oversight of Republic’s environmental and sustainability initiatives and conducts a comprehensive review of the Company’s recycling and sustainability performance on an annual basis. Republic’s commitment to corporate sustainability also led to the formation of a dedicated Sustainability & Corporate Responsibility Committee of the Board in 2015. This committee has oversight responsibility with respect to our sustainability performance, our corporate responsibilities, our role as a socially responsible organization, and our enterprise risk, including cyber security, climate change, environmental, and reputational risks. The Sustainability & Corporate Responsibility Committee is focused on reviewing the Company’s sustainability performance and progress toward sustainability strategic goals and objectives as well as providing guidance to management with respect to significant sustainability and corporate responsibility initiatives.

Sustainability Focus

We believe we have a responsibility to regenerate our planet with the materials we are entrusted to handle every day by driving increased recycling, generating renewable energy, and helping our customers be more resourceful. Additionally, regulatory and market developments that are related to concerns about potential impacts from climate change present us with a strategic business opportunity to reduce our own emissions while also providing our customers with sustainable solutions that reduce their greenhouse gas emissions. Leading by example, we continue to work diligently to improve our relationship with the environment and society in our own operations through decreased vehicle emissions, innovative landfill technologies, use of renewable energy, community engagement, and employee growth opportunities. Sustainability contributes to a cleaner world, while also providing opportunities to improve brand awareness, increase customer loyalty, grow our business, reduce costs, motivate our employees, and differentiate Republic from our competitors.

Each of these areas has a significant effect on the environment and society and contributes to preserving our Blue Planet, while strengthening the foundation of our business going forward. We set initial sustainability goals in 2014, outlined below, and developed programs that enabled us to advance toward these goals. These achievements resulted in the reduction of 2.5 million tons of carbon dioxide equivalent over a five-year period, primarily due to the life-cycle benefits of increased recycling. Additionally, from 2013 through 2017, Republic reduced its own scope 1 and 2 greenhouse gas emissions by 16%. We plan to introduce new sustainability goals in 2019.

   32  |  Republic Services, Inc. 2019 Proxy Statement

PROGRESS ON INITIAL SUSTAINABILITY GOALS

Reduce our Occupational Safety and Health Administration (OSHA) recordable rates by 7% YoY	Develop at least two landfill gas-to- energy projects per year by 2018

Add an additional 150,000 tons or more per year of recycling capability by 2018	Reduce absolute fleet emissions by 3% from our direct operational impacts by 2018

Industry Leadership

We have been steadily building on our sustainability progress and performance. We were named to the North American and World Dow Jones Sustainability Indices (“DJSI”) for a third consecutive year in 2018. We earned the Gold Award from RobecoSAM in 2018 for our DJSI scores. We believe the DJSI is the gold standard for corporate sustainability. In addition, we earned the CDP Climate and Supply Chain Management Level distinctions. All of these achievements demonstrate our ability to connect financial performance with environmental and social performance, including addressing various risks and opportunities posed by climate change. The rankings also highlight Republic’s leadership in corporate governance, environmental, social, and financial aspects of sustainability. Finally, we released our fourth Sustainability and GRI Reports in 2018 which are available on our website at www.RepublicServices.com/sustainability.

People and Talent

Our people continue to be the most critical component in successfully executing our Profitable Growth through Differentiation strategy. Republic’s talent agenda includes creating an Employer of Choice environment to attract, retain and engage top talent.

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Board Meetings and Committees

Meeting Participation

The Board held six meetings during 2018. Each director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served and held during his or her term of service. The non-employee directors met regularly in executive sessions during 2018.

Committee Composition

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, and the Sustainability & Corporate Responsibility Committee. Each committee operates under a written charter adopted by the Board and reviews its charter at least annually. Messrs. Kadre and Slager are not members of any of our standing committees. Additional information regarding each of the current standing committees and their composition as of the mailing date of this Proxy Statement appears in the table below.

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE	SUSTAINABILITY & CORPORATE RESPONSIBILITY COMMITTEE
Tomago Collins				CHAIR
Thomas W. Handley		CHAIR
Jennifer M. Kirk*	CHAIR
Michael Larson			CHAIR
Kim S. Pegula
Ramon A. Rodriguez*
James P. Snee*
John M. Trani
Sandra M. Volpe
Katharine B. Weymouth

*Audit Committee Financial Expert

Audit Committee

34  |  Republic Services, Inc. 2019 Proxy Statement

Management Development & Compensation Committee

Nominating & Corporate Governance Committee

Sustainability & Corporate Responsibility Committee

Republic Services, Inc. 2019 Proxy Statement  |  35

Director Compensation

When establishing and reviewing our directors’ compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies (“Peer Group”). In 2018, we compensated our directors as follows:

•	we paid each non-employee director an annual retainer of $100,000, plus an additional $165,000 in the case of our Chairman of the Board;
•	we paid each committee chair an annual retainer of $20,000; and
•	we granted each non-employee director RSUs based on a fair market value of $230,000 as of the date of grant (prorated for directors serving less than a full year).

Effective January 1, 2018, we made the following changes to our director compensation: (i) the annual cash retainer paid to each non-employee director was increased from $80,000 to $100,000, (ii) the independent chairman cash retainer was increased from $150,000 to $165,000, and (iii) the fixed dollar amount of the annual RSU grant was increased to a fair market value of $230,000 as of the date of grant, up from $220,000. All other elements of director compensation remained unchanged. We believe these changes better align our director compensation with the marketplace and our Peer Group and allow us to continue to attract highly qualified director candidates.

Cash retainers are prorated if a director serves less than a full year in the applicable position. The annual grant of RSUs to a newly appointed, non-employee director is prorated to the number of days remaining in the year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board and committee meetings.

All RSUs granted to non-employee directors are fully vested upon grant. RSUs granted before 2012 will be settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled upon the earlier of the director’s termination of service from the Board or three years after they are granted, unless they are deferred into our DCP. RSUs are settled through the issuance of shares of our common stock. After any quarter in which dividends are distributed to shareholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received had they owned the shares of stock underlying the RSUs on the dividend record date. The number of additional RSUs to be received by directors due to the declaration of dividends is based on the closing price of our stock on the dividend payment date.

All compensation paid by us during 2018 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this Proxy Statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2018

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)
Tomago Collins	120,000	230,034	350,034
William J. Flynn (3)	36,264	230,034	266,298
Thomas W. Handley	120,000	230,034	350,034
Manuel Kadre (Chairman)	265,000(4)	230,034	495,034
Jennifer M. Kirk	100,000	230,034	330,034
Michael Larson	120,000	230,034	350,034
Kim S. Pegula	100,000	230,034	330,034
Ramon A. Rodriguez	120,000	230,034	350,034
James P. Snee	45,924	106,498	152,422
John M. Trani	100,000	230,034	330,034
Sandra M. Volpe	100,000	230,034	330,034
Katharine B. Weymouth	25,000	58,000	83,000

(1) Includes annual cash retainers and Board and committee chairmanship retainers. We do not pay meeting fees for Board or committee meetings. Fees were prorated for Mr. Snee and Ms. Weymouth as they were elected during 2018. (2) The amounts shown in this column represent the grant-date fair value of RSUs granted in 2018 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director (except for Mr. Snee and Ms. Weymouth) received an annual grant of 3,455 RSUs on January 2, 2018 with a grant-date fair value of $66.58 per share, which was the closing price of our stock on the date of grant. Mr. Snee received a prorated grant of 1,535 RSUs on July 16, 2018 (date appointed to the Board) with a grant-date value of $69.38 per share, which was the closing price of our stock on the date of grant. Ms. Weymouth received a prorated grant of 800 RSUs on October 1, 2018 (date appointed to the Board) with a grant-date value of $72.50 per share, which was the closing price of our stock on the date of grant. (3) Mr. Flynn served as a director until our 2018 Annual Meeting. The Fees Earned or Paid in Cash column represents fees for services while he was still a director. Mr. Flynn elected to defer 100% of his cash retainer in accordance with the DCP. (4) Mr. Kadre elected to defer a portion of his cash compensation in accordance with the DCP.

   36  |  Republic Services, Inc. 2019 Proxy Statement

Certain Relationships and Related Party Transactions

We have a Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our CEO and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and a director, director nominee, executive officer, 5% shareholder, or immediate family member of any of the foregoing has a material interest in the transaction. The related party must disclose in writing to the Chief Legal Officer the material facts of the proposed S-K Transaction and the Chief Legal Officer (or designee) will then submit the written disclosure to the CEO and the Audit Committee for approval. If the proposed S-K Transaction involves the Chief Legal Officer, the written disclosure must be provided to the CEO. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

Entities Affiliated with Kim S. Pegula

During 2016, Allied Waste Services of North America LLC, a subsidiary of the Company, entered into separate multi-year sponsorship agreements with HarborCenter Operating, LLC (“HOC”) and Buffalo Bills, LLC (“Buffalo Bills”), two entities that are co-owned by Ms. Pegula and her husband. Each of the multi-year sponsorship agreements relate to a sustainability initiative whereby the Company promotes various sustainability projects and provides recycling and waste services in exchange for certain promotional rights. In July 2017, Ms. Pegula became a member of our Board. Pursuant to the agreements with HOC and Buffalo Bills, the Company paid these entities an aggregate of $244,500 in 2018 for in-stadium signage, sponsorship, hospitality and all other services received in 2018.

In addition, through several of the Company’s subsidiaries, the Company provides waste and/or recycling collection services to nine facilities in which Ms. Pegula or her immediate family members have an ownership interest. In 2018, the Company received an aggregate of approximately $386,670 for services provided to these facilities. Ms. Pegula did not initiate or negotiate any of the arrangements we have with the affiliated entities, all of the business dealings were entered into in the ordinary course of business prior to Ms. Pegula assuming her role on our Board, and our arrangements with such entities are on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

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Security Ownership of the Board of Directors and Management

The following table shows certain information as of March 19, 2019 with respect to the beneficial ownership of common stock and RSUs by (1) our current directors, (2) each of the named executive officers, and (3) all of our current directors and all executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days after March 19, 2019. However, we do not deem these shares to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

RSUs and PSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included RSUs in this table because they are similar to or track our common stock, they represent an investment risk in the performance of our common stock, they are settled through the issuance of shares of our common stock, and they receive dividend equivalents in the form of additional RSUs each time a dividend is paid on our common stock. The Board has considered the use of RSUs as opposed to common stock for directors and believes that RSUs align the directors with our shareholders’ long-term interests as much as common stock would.

	SHARES BENEFICIALLY OWNED(a)
NAME OF BENEFICIAL OWNER	NUMBER(b)	PERCENT(c)	RESTRICTED STOCK UNITS(d)(e)

Manuel Kadre	4,245 (1)	—	24,598

Tomago Collins	18,921 (2)	—	10,831

Thomas W. Handley	—	—	12,763

Jennifer M. Kirk	1,500 (3)	—	12,763

Michael Larson	38,303 (4)	—	43,551

Kim S. Pegula	—	—	8,310

Ramon A. Rodriguez	5,480 (5)	—	69,235*

Donald W. Slager	724,140 (6)	—	105,755

James P. Snee	—	—	4,783

John M. Trani	10,058 (7)	—	109,412

Sandra M. Volpe	—	—	11,097

Katharine B. Weymouth	—	—	4,040

Catharine D. Ellingsen	13,788 (8)	—	16,499

Jeffrey A. Hughes	10,118 (9)	—	82,985

Charles F. Serianni	76,196 (10)	—	40,516

Jon Vander Ark	19,278 (11)	—	123,905

All current directors and all current executive officers as a group (17 persons)	979,489 (12)	0.3%	738,636

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(a)	Excludes the units in the last column of this table.
(b)	All share numbers have been rounded to the nearest whole share number and include any restricted shares.
(c)

Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 321,677,858 shares issued and outstanding at the close of business on March 19, 2019. Each of our directors and named executive officers beneficially owns less than 1% of our outstanding common stock.

(d)

The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the DCP’s Stock Unit Fund, and earned PSUs held in the DCP. For further discussion of RSUs and PSUs refer to “Director Compensation” and “Executive Compensation — Components of Executive Compensation.” RSUs noted with an asterisk (*) include units held under a limited liability partnership rather than directly by the beneficial owner.

(e)

Excluded from this column are units in the DCP’s stock investment fund, a measurement fund under which units are equal in value to shares of the Company’s common stock and are settled in cash. These units apply for purposes of our stock ownership guidelines, and Ms. Ellingsen and Messrs. Hughes and Serianni hold 18,857, 7,214 and 7,181 units, respectively.

(1)	The aggregate amount of common stock beneficially owned by Mr. Kadre consists of 4,245 shares owned directly by him.
(2)	The aggregate amount of common stock beneficially owned by Mr. Collins consists of 18,921 shares owned directly by him.
(3)	The aggregate amount of common stock beneficially owned by Ms. Kirk consists of 1,500 shares owned directly by her.
(4)	The aggregate amount of common stock beneficially owned by Mr. Larson consists of 38,303 shares owned directly by him.
(5)	The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of 5,480 shares owned directly by him.
(6)

The aggregate amount of common stock beneficially owned by Mr. Slager consists of 357,576 shares owned directly by him, exercisable options to purchase 366,310 shares and 254 shares owned through our 401(k) Plan.

(7)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.
(8)	The aggregate amount of common stock beneficially owned by Ms. Ellingsen consists of 13,788 shares owned directly by her.
(9)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 10,118 shares owned directly by him.
(10)

The aggregate amount of common stock beneficially owned by Mr. Serianni consists of 44,200 shares owned directly by him, exercisable options to purchase 28,185 shares, 1,400 shares owned through our Employee Stock Purchase Plan (“ESPP”) and 2,411 shares owned through our 401(k) Plan.

(11)	The aggregate amount of common stock beneficially owned by Mr. Vander Ark consists of 19,278 shares owned directly by him.
(12)

The aggregate amount of common stock beneficially owned by all current directors and all executive officers as a group consists of (a) 536,971 shares owned directly, (b) exercisable options to purchase 438,453 shares, (c) 1,400 shares owned through our ESPP, and (d) 2,665 shares owned through our 401(k) Plan.

Security Ownership of Five Percent Shareholders

The following table shows certain information as of March 19, 2019 with respect to the beneficial ownership of common stock by each of our shareholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT(1)
William H. Gates III Cascade Investment, L.L.C. 2365 Carillon Point, Kirkland, WA 98033	108,802,519 (2)	33.8%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	20,563,044 (3)	6.4%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	19,359,065 (4)	6.0%

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 321,677,858 shares outstanding at the close of business on March 19, 2019.
(2)

Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(3)

Based on a Schedule 13G filed with the SEC, BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055, is the beneficial owner of 20,563,044 shares through various of its subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock

Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, National Association, BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co, Ltd, and BlackRock Life Limited. BlackRock has sole voting power with respect to 18,561,375 shares and sole dispositive power with respect to 20,563,044 shares.
(4)

Based on a Schedule 13G filed with the SEC, The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, is the beneficial owner of 19,359,065 shares. The Vanguard Group has sole voting power with respect to 256,447 shares and sole dispositive power with respect to 18,983,369 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during our fiscal year ended December 31, 2018, (2) any Form 5’s and amendments to each form furnished to us with respect to such fiscal year, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act with respect to such fiscal year, no person who at any time during such fiscal year was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during such fiscal year, except that a Form 4 for Mr. Serianni was filed late with respect to one transaction due to an administrative error.

Republic Services, Inc. 2019 Proxy Statement  |  39

MAXIMUM LOADING LEVEL
REPUBLIC
SERVICES
REPUBLIC
SERVICES
REPUBLIC
SERVICES

During 2018, we continued to create value and our strong performance reflects our focus on executing our strategy designed to profitably grow our business.

Executive Compensation

CD&A Table of Contents

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Republic Services, Inc. 2019 Proxy Statement  |  43

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation program for 2018. This CD&A focuses on the compensation of the named executive officers listed in the Summary Compensation Table.

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

EXECUTIVE NAME	AGE	POSITION HELD

Donald W. Slager	57	President and Chief Executive Officer

Charles F. Serianni	57	Executive Vice President, Chief Financial Officer

Brian A. Bales	56	Executive Vice President, Chief Development Officer

Catharine D. Ellingsen	55	Executive Vice President, Chief Legal Officer, Chief Ethics & Compliance Officer, and Corporate Secretary

Jeffrey A. Hughes	62	Executive Vice President, Chief Administrative Officer

Jon Vander Ark	43	Executive Vice President, Chief Operating Officer

Donald W. Slager For biographical information about Mr. Slager, see “Board of Directors and Corporate Governance – Biographical Information Regarding Directors/Nominees.”

Charles F. Serianni

Mr. Serianni was appointed Executive Vice President, Chief Financial Officer, in August 2014. Mr. Serianni has over 30 years of experience in a variety of roles of increasing responsibility. He was named Vice President, Region Controller for the Company’s former West Region in July 2013. Before that, Mr. Serianni served as our Assistant Controller starting in June 1998 and progressed to Senior Vice President, Chief Accounting Officer in December 2008. He served as the Accounting Operations Director for Republic Industries, Inc. (AutoNation) from February 1997 to June 1998. Before that, Mr. Serianni served as the Accounting Operations Director for Sunglass Hut International, Inc. from May 1993 to February 1997, and as Manager, Accounting and Auditing Services for Deloitte & Touche from September 1984 to May 1993.

Brian A. Bales

Mr. Bales was named Executive Vice President, Chief Development Officer in February 2015. Mr. Bales has been with Republic for over 20 years, serving as Executive Vice President, Business Development from December 2008 to February 2015, and Vice President, Corporate Development from 1998 until the acquisition by Allied Waste Industries, Inc. (“Allied”) in December 2008. Prior to his time at Republic, Mr. Bales held roles of increasing responsibility in finance and business development for Ryder System, Inc. from 1993 to 1998, and served as chief financial officer for EDIFEX & VTA Communications from 1988 through 1993. Prior to that, Mr. Bales was an accountant for PwC (formerly Price Waterhouse) from 1986 to 1988.

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Catharine D. Ellingsen

Ms. Ellingsen was named Executive Vice President, Chief Legal Officer, Chief Ethics & Compliance Officer, and Corporate Secretary in June 2016. Ms. Ellingsen joined Allied as Corporate Counsel in August 2001 and has experience in a variety of roles of increasing responsibility. She was named Managing Corporate Counsel in January 2003, Director, Legal and Associate General Counsel in January 2005, and Vice President and Deputy General Counsel in June 2007. Ms. Ellingsen continued as Vice President and Deputy General Counsel at Republic following the Allied acquisition in December 2008. She was then named Senior Vice President, Human Resources in August 2011 and served in that position until June 2016. Before joining Allied, Ms. Ellingsen was an attorney at Steptoe & Johnson LLP from 1996 to 2001 and at Bryan Cave LLP from 1993 to 1996. Ms. Ellingsen serves on the Boards of Directors of AMCON Corporation and Nebraska Distributing Company.

Jeffrey A. Hughes

Mr. Hughes was named Executive Vice President, Chief Administrative Officer in December 2008. Before that, Mr. Hughes served as Senior Vice President, Eastern Region Operations for Allied from 2004 until the Allied acquisition in December 2008. Mr. Hughes served as Assistant Vice President of Operations Support for Allied from 1999 to 2004 and as a District Manager for Allied from 1988 to 1999. Mr. Hughes has over 30 years of experience in the solid waste industry.

Jon Vander Ark

Mr. Vander Ark was named Executive Vice President, Chief Operating Officer in January 2018. Mr. Vander Ark served as the Company’s Executive Vice President, Operations from March 2016 to January 2018. In this role, Mr. Vander Ark was responsible for overseeing the Company’s operations in the eastern half of the United States, which represented approximately $5 billion of the Company’s annualized revenues and, prior to that, he oversaw the Company’s operations in the western half of the United States. Mr. Vander Ark joined the Company in January 2013 as Executive Vice President, Chief Marketing Officer. Prior to joining the Company, he served as a partner at McKinsey & Company’s Detroit office, managing clients across a variety of industries, including transportation, logistics, manufacturing and consumer products.

EXECUTIVE SUMMARY

Business and Strategy Overview

Republic is a leading provider of non-hazardous solid waste collection, transfer, disposal, recycling, and energy services in the United States. As of December 31, 2018, we operated facilities in 41 states and Puerto Rico through 349 collection operations, 207 transfer stations, 190 active landfills, 91 recycling centers, seven treatment, recovery and disposal facilities, and 11 salt water disposal wells. We also operated 75 landfill gas-to-energy and renewable energy projects and had post-closure responsibility for 129 closed landfills.

Business Profile

Republic provides an essential service in the recycling and solid waste industry. Some of our unique strengths include:

•  a national vertically integrated operating platform;

•  strong visibility into future earnings streams with approximately 80% of our revenue secured through multi-year contracts;

•  the ability to expand margins through increasing route density and implementing fleet-based productivity initiatives;

•  a business culture centered around return on invested capital (“ROIC”) and FCF growth, which we believe are the drivers of long-term shareholder value; and

•  dedication to an efficient cash utilization strategy that includes increasing cash returns to shareholders, with a long-term commitment to investment-grade credit ratings.

Republic Services, Inc. 2019 Proxy Statement  |  45

Business Strategy

We believe our products and services are valuable, and by developing a superior team and delivering best-in-class products, we differentiate ourselves from our competitors. Differentiation allows us to attract and retain the best talent, win more customers, increase loyalty, and drive increased revenue, profits, and cash flow, which ultimately creates long-term shareholder value. Our strategy of Profitable Growth through Differentiation is built on five key pillars, outlined below:

 Driving Profitable Growth Through Differentiation

2018 Business and Performance Highlights

During 2018, we continued to create value and our strong performance reflects our focus on executing our strategy designed to profitably grow our business, manage our cost structure, generate consistent earnings and free cash flow growth, improve return on invested capital, and increase cash returns to our shareholders. Highlights of the year include:

•	Achieved EPS guidance and exceeded our FCF guidance despite significant headwinds from recycling;
•	Full-year diluted EPS was $3.16 per share and full-year adjusted EPS[1] was $3.09 per share. Adjusted EPS increased 27 percent over the prior year;
•

Full-year cash provided by operating activities was $2.2 billion and adjusted free cash flow[1] was $1.2 billion. Adjusted free cash flow increased 26 percent over the prior year and exceeded the upper-end of the Company’s full-year guidance range;

•	Invested over $200 million in acquisitions during 2018;
•	Returned $1.2 billion to shareholders in 2018 through dividends and share repurchases, representing a cash yield of 5.1 percent;
•	Total shareholder return was 9 percent for the full year as compared to the S&P 500’s negative return of 4 percent; and
•	Received many notable awards for our continued leadership in Environmental, Social and Governance (ESG) matters in 2018, including:
•	Named to the first annual Barron’s “100 Most Sustainable Companies” list
•	Earned the RobecoSAM Sustainability Yearbook “Gold Class” award
•	Included in the Dow Jones Sustainability World and North America Indices for the third consecutive year
•	Listed as one of the “World’s Most Ethical Companies” by the Ethisphere Institute
•	Recognized as one of the “World’s Most Innovative Companies” by Forbes
•	Received a score of 100 percent on the Human Rights Campaign’s Corporate Equality Index

(1) Adjusted EPS and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of such non-GAAP measures to the comparable measures calculated in accordance with GAAP, see “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 63.

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Adjusted EPS[1]	Adjusted Free Cash Flow[1]

Cash Returned To Shareholders	2018 Total Shareholder Return (12 months ended December 31)
(1) See “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 63. (2) Annualized Q4 dividend per share declared.

Structural Alignment of Pay and Performance

In 2018, we compensated each NEO using three key forms of compensation:

•	base salary;
•	annual cash incentive bonus based on target; and
•	long-term incentive awards based on target (PSUs and RSUs).

The annual and long-term incentives are variable and the amount realized is based on achieving specific performance objectives or on the performance of Republic’s stock.

Performance Metrics Used and Why We Use Them

We believe the performance metrics we use for our executive compensation program are strongly aligned with shareholder interests and support our business strategy. For the past several years, our executive compensation program has used an EPS measure (“EPS Measure”) and a FCF measure (“FCF Measure”) as metrics for our annual cash incentive plan, and ROIC, cash flow value creation (“CFVC”), and relative total shareholder return (“RTSR”) as metrics for our long-term incentives. Our shareholders have told us that these metrics align well with their interests. The following describes the performance metrics applied to both the annual and LTI plans in 2018 as well as how they align with our strategic goals:

2018 Metrics and Alignment with Strategy

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•	Annual bonus metrics are designed to encourage profitably growing the business, and are widely accepted by the investment community as two important ways to measure a company’s worth. They are:
•	EPS Measure (50%):
•	focused on growth drivers that management can control or influence; and
•	computed on a per-share basis, which incorporates the dilutive impact to shareholders from issuing equity.
•	FCF Measure (50%):
•	emphasizes the quality of earnings; and
•	incorporates the level of capital expenditures deployed to generate future growth.
•

Long term incentive compensation metrics are designed to grow our capacity to generate future earnings rather than “harvesting the business.” This is accomplished by focusing on three-year goals rather than short-term gains as follows:

•	ROIC (40% in 2018):
•	emphasizes maximizing investment returns;
•	focuses management on cost controls and margin expansion; and
•	incentivizes management to make better use of existing assets.
•	CFVC – a measure of economic value added (40% in 2018):
•	focuses on building the business with an emphasis on cash flow;
•	includes a capital charge to promote disciplined capital spending; and
•	ensures alignment of goals and objectives at all levels of the organization.
•	RTSR (20% in 2018):
•	aligned with the investment community; and
•	a relative measure so management is not rewarded or penalized for broader market conditions.

Although the FCF Measure used for our annual bonus and the CFVC used for our LTIs may appear similar, the measures are discrete and support different objectives.

	FREE CASH FLOW	CASH FLOW VALUE CREATION

Calculation	FCF = Cash Flow from Operations - Capital Expenditures	CFVC = Net Operating Profit After Tax - (Average Net Assets x Capital Charge)

Rationale for Use as Performance Metric	• Reflects strength of company’s cash flows on an annual basis and quality of company’s earnings • Measures company’s ability to generate cash flow in excess of capital expenditures	• Includes a capital charge on net assets to promote business growth through disciplined investments • Reflects creation of value over the long-term

Please refer to the CD&A Appendix at the end of this CD&A beginning on page 63 for details regarding the calculation of our actual results for 2016, 2017, and 2018 for the EPS Measure, FCF Measure, CFVC, and ROIC.

Setting Robust Performance Targets

We develop rigorous performance metrics on a bottom-up basis – reflecting both management initiatives and the impact of external factors. To align management incentives, our metrics and performance targets focus on factors that management can impact rather than on external factors not under management’s control or ability to mitigate.

The performance metrics used in the annual bonus plan and the PSUs (other than the RTSR metric used for the PSUs and weighted at 20%) are directly tied to management’s ability to increase shareholder value. In setting performance targets for the annual bonus plan and for the three-year PSU performance cycle, the Compensation Committee considers the macro-economic environment, industry-specific conditions, prior-year actual performance, and changes in regulations and laws. The Compensation Committee also considers recent trends and developments in the business that are expected to impact financial results. It confirms that performance targets align with our published earnings guidance, which assures that they are transparent and reward management only if management is successful in achieving financial results that align with the expectations we communicate externally. Based on this due diligence, the Compensation Committee sets rigorous, but reasonable, performance goals for the business.

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The following table sets forth the process for setting rigorous performance targets that are aligned closely with shareholder value creation.

The tables below compare targeted metrics with actual outcomes for each performance measure in the 2016 through 2018 NEO compensation program.

LINKING PAY TO MANAGEMENT PERFORMANCE

- Republic's financial performance is driven by both management performance and external factors
- We use performance metrics that ensure alignment between management and shareholders by primarily focusing on value-creating measures within management's control
- Majority of CEO's total compensation is performance-based
- Our goal is to **create shareholder value, regardless of the business environment**

GOAL SETTING PROCESS

- Metrics with proven record of driving shareholder value are selected for annual and long-term incentive plans, including EPS, FCF, ROIC, CFVC and RTSR
- Budget, strategy, long-term performance history, macro-economic and other external factors are considered in setting each year's targets
- Input from shareholders, the Compensation Committee, and management is considered in setting incentive performance targets and ranges

	2016	2017	2018
EPS MEASURE TARGET	$2.15	$2.34	$3.08
EPS MEASURE ACTUAL	$2.21	$2.41	$3.13
FCF MEASURE TARGET	$840M	$875M	$1,065
FCF MEASURE ACTUAL	$884M	$934M	$1,152
ANNUAL BONUS PAYOUT	**137%**	**144%**	**125%**

Earnings Per Share Measure
$2.34
$2.41
$3.08
$3.13
2017
2018
Free Cash Flow Measure ($M)
$875
$934
$1,065
$1,152
2017
2018
Cash Flow Value Creation ($M)
$2,495
$2,583
$2,784
$2,899
2015-2017
2016-2018
Return on Invested Capital (3-year Average)
6.2%
6.6%
6.9%
7.1%
2015-2017
2016-2018
Relative Total Shareholder Return
56TH
87TH
56TH
88TH
2015-2017
2016-2018
TARGET
ACTUAL

The annual bonus for our NEOs has paid out at 137.5% of target in 2016, 143.75% of target in 2017, and 125.0% of target in 2018. Please refer to the CD&A Appendix at the end of this CD&A beginning on page 63 for details regarding the calculation of our actual results for 2016, 2017 and 2018 for the EPS Measure, FCF Measure, CFVC and ROIC.

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Compensation Committee Consideration of 2018 Shareholder Vote on Executive Compensation

Republic has an active shareholder outreach program and regularly engages with shareholders on a number of matters, including executive compensation, governance and sustainability. The Compensation Committee continues to consider feedback received from shareholders on executive compensation when designing and reviewing our compensation program.

Although the Compensation Committee was pleased that our 2018 non-binding advisory vote on named executive officer compensation received support from 97.7% of the shares voted, we continued our shareholder outreach program in fall 2018 to seek shareholders’ views on various executive compensation, governance and sustainability issues. This outreach involved a number of our largest shareholders and included our independent Chairman of the Board, the independent Chair of our Compensation Committee, an independent member of our Sustainability & Corporate Responsibility Committee and members of senior management.

Our shareholders, both via the say-on-pay vote at the 2018 Annual Meeting and in our engagement sessions, spoke favorably of both our overall compensation program and of the changes we previously made to it as a direct result of prior shareholder feedback. Accordingly, the Compensation Committee has decided not to make further changes to the structure of the compensation program in 2019. The Compensation Committee continues to seek shareholder input on our compensation program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

Key Compensation Governance Practices

The Compensation Committee independently governs the executive compensation program with the support of an independent compensation consultant and management. Our compensation program demonstrates strong governance through the following principles and characteristics:

COMPENSATION PRACTICE	REPUBLIC POLICY
Pay-for-Performance	A significant percentage of both the target total direct compensation opportunity and the LTI opportunity is performance-based.
Relevant Performance Metrics	Annual bonus awards and LTI awards are based on value-driving financial metrics and are capped.
Benchmarking	The Compensation Committee uses a well-structured Peer Group, consisting of companies with which Republic competes for business or key executive talent.
Stock Ownership Guidelines	We have stock ownership guidelines of 5x salary for our CEO, and 2 — 3x salary for other NEOs.
Annual Shareholder Say-on-Pay Vote

We value our shareholders’ input on our named executive officer compensation program. Our Board seeks an annual non-binding advisory vote from shareholders to approve the named executive officer compensation program disclosed in our CD&A.

Annual Risk Assessment of Compensation Programs	The Compensation Committee annually reviews our compensation program, including our incentive program, to ensure that they do not encourage excessive or inappropriate risk-taking.
Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to advise on the executive compensation program and practices.
Compensation Recoupment (Clawback) Policy	Our clawback policy allows recovery of certain incentive cash and equity compensation that is performance-based if it is earned based on inaccurate financial statements.
Double Trigger Provisions	We have double trigger provisions for all severance and equity awards following a change in control.
Consideration of Shareholder Dilution and Burn Rates	We consider overall dilution and burn rates when determining annual equity awards to manage the impact of dilution on our shareholders.
No Dividends on Unearned PSUs	We do not pay dividends on unearned PSU awards.
Modest Use of Perquisites	Our NEOs and other executives receive the same benefits as other employees, with a limited exception for airplane use for the CEO.
No Excise Tax Gross-Up	We do not provide a gross-up for excise tax payments made in the event of a change in control.
No Hedging, Pledging or Short Sales of Republic Stock

Our Insider Trading Policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions related to Republic securities (or derivatives): purchasing or selling puts or calls, short sales, placing standing orders (other than under an approved 10b5-1 plan), short-term trading, and holding Republic securities (or derivatives) in a margin account or pledging them.

Repricing or Exchange of Underwater Options	Our Stock Incentive Plan does not permit repricing or exchange of underwater options without shareholder approval.

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EXECUTIVE COMPENSATION GOALS AND OBJECTIVES

Our executive compensation philosophy and practices reflect our strong commitment to paying for performance — both short-term and long-term. A primary component of our human resources strategy is to identify, recruit, place, develop and retain key management talent to help ensure that we have the highest caliber leadership. The Compensation Committee and the executive management team believe that a critical aspect of being able to successfully execute this strategy is maintaining a comprehensive, integrated and well-balanced executive compensation program. We believe such a program provides competitive and differentiated levels of pay based on corporate performance and aligns executives’ interests with shareholders’ interests.

EXECUTIVE COMPENSATION PROGRAM GOALS

COMPONENTS OF EXECUTIVE COMPENSATION

For 2018, the target total direct compensation (“Target TDC”), comprised of annualized base salary, annual bonus and LTI awards (consisting of PSUs and RSUs), but not including retirement contributions, for Republic’s current NEOs was as follows:

The Compensation Committee set Mr. Slager’s Target TDC significantly below the median of his peers when he was promoted to CEO in 2011. The Compensation Committee has increased Mr. Slager’s Target TDC over time to reflect his strong performance and increasing tenure in the position. For 2018, Mr. Slager’s Target TDC was at the 63rd percentile when compared to his peers. The Compensation Committee believes that Mr. Slager has done an excellent job since he became CEO, and intends to manage his Target TDC to provide award opportunities relative to the external market that are appropriate for his tenure and performance.

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Variable and Performance-Based Compensation Overview

The annual bonus plan, equity award program and PSUs link the majority of compensation to management’s performance against the plans’ financial metrics and the performance of Republic stock over the vesting periods of the equity-based awards. The performance metrics for the annual bonus and the PSUs and the range of opportunity relative to target payouts are consistent for all NEOs, including the CEO. These programs have both minimum performance thresholds below which no payments will be made and capped maximum payments.

Each year, management recommends for Board approval financial performance targets that are challenging and, if achieved, can deliver superior value to shareholders. Consistent with the setting of ambitious performance targets, Republic looks to have its aggregate total Target TDC for its NEOs near or at the median of our Peer Group, taking into account experience, tenure and overall position responsibility. The Compensation Committee believes it is appropriate to reward the executive management team with compensation above the target opportunity within the performance-based incentive plan if the rigorous financial targets associated with the variable pay programs are exceeded. Conversely, if those targets are not met, awards are reduced to levels that result in variable compensation below target. Thus, our NEOs generally may be paid above the median of our Peer Group only if the targets are exceeded.

Long-Term Incentive (Performance-Based and Equity) Awards

The Compensation Committee strongly believes in using LTI compensation to reinforce key objectives that drive financial progress and sustained shareholder value creation:

•	focus on the importance of shareholder returns;
•	promote the achievement of long-term performance goals;
•	encourage executive retention; and
•	promote meaningful levels of Republic stock ownership by executives.

To determine the overall opportunity and appropriate mix of LTI awards, the Compensation Committee considers a variety of factors, including competitive market positioning against comparable executives in the Peer Group, Peer Group LTI award practices, potential economic value realized, timing of vesting, and taxation. The key components of our LTI program are an annual RSU grant and PSU grant that reward financial successes over a three-year performance period.

Equity Compensation

The Compensation Committee believes that long-term, stock-based incentive compensation contributes to our ability to attract and retain high-caliber executive talent and motivates executives to sustain our long-term financial performance and increase shareholder value. We also believe that equity awards offer significant motivation to our executives and other employees and align their interests with shareholders’ interests. Beginning in 2015, our LTI awards for NEOs consist of (1) an RSU grant that vests ratably over four years and (2) a PSU grant that vests based on performance over a three-year period and is payable half in cash and half in shares.

Restricted Stock Units

In February 2018, the Compensation Committee approved equity awards to our NEOs in the form of RSUs that vest ratably over four years. The full grant date fair value of RSUs granted to each NEO during 2018 is shown in the Summary Compensation Table on page 66. Additional information, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards in 2018 table on page 68.

Generally, our executives and other employees who receive grants of RSUs receive dividend equivalents for any dividends we declare on our common stock following the date on which they are granted RSUs. The dividend equivalents are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of the stock underlying the RSUs they hold on the dividend record date.

Performance Shares

In addition to RSUs, we also grant PSUs. The PSUs are performance-based because the number of shares ultimately earned depends on performance against pre-determined goals and the value of the PSUs fluctuates based on our stock price. The opportunity to earn PSUs is based on two key financial metrics — CFVC and ROIC — plus the addition of RTSR as a third metric.

The Compensation Committee previously established the performance and payout targets for PSU grants for the 2016-2018, 2017-2019 and 2018-2020 performance periods. We believe that the CFVC and ROIC targets for these performance periods are rigorous and appropriately reflect the Compensation Committee’s consideration of the business, and operational and regulatory environment as it existed when the targets were set. Additionally, we believe the RTSR target established by the Compensation Committee ensures that management is not rewarded or penalized for broader market conditions. Each of the components aligns all NEOs to performance against the financial metrics and to increasing shareholder value. Additional information, including the threshold, target, and maximum awards payable to each of the NEOs for the 2018-2020 performance period, is shown in the Grants of Plan-Based Awards in 2018 table on page 68.

Dividends on PSUs are accrued but not earned and granted to the executives until the shares of stock underlying the PSUs are earned, if at all, based on the achievement of the performance metrics as determined following the end of the three-year performance period.

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The target award value for RSUs and PSUs granted to each NEO in 2018, as approved by the Compensation Committee, are shown below and may be different from the amounts reflected in the Summary Compensation Table in the “Stock Awards” column.

EXECUTIVE NAME	RSU AWARDS(1) TARGET VALUE	PSU AWARDS(2) TARGET VALUE

Donald W. Slager	$2,700,000	$5,700,000

Charles F. Serianni	$620,000	$900,000

Catharine D. Ellingsen	$400,000	$500,000

Jeffrey A. Hughes	$500,000	$600,000

Jon Vander Ark	$625,000	$1,200,000

(1)	The target value of RSUs will differ from the grant date fair value of RSUs shown in the Summary Compensation Table, as we do not grant fractional shares.
(2)

The target value of PSUs will differ from the grant date fair value of PSUs shown in the Summary Compensation Table. A portion of the grant date fair value of PSUs shown in the Summary Compensation Table reflect total shareholder return relative to the S&P 500, and are based on a Monte Carlo valuation model.

Eighty percent of the PSU payout is based on the CFVC and ROIC performance to target. In 2016, the Compensation Committee set the CFVC and ROIC performance targets for the 2016-2018 performance period. The performance targets for CFVC and ROIC were established for the 2016-2018 performance period in February 2016. In 2018 the Compensation Committee, in accordance with the performance targets originally established, modified the performance targets to address the impacts of tax reform and accounting standards changes to prevent any unintended windfall to NEOs that otherwise may have occurred without such adjustments. As modified, the performance targets for CFVC and ROIC for the 2016-2018 performance period were $2,784 million and 6.9%, respectively.

The chart below shows the performance targets and the potential payouts for PSUs granted in 2016 with a performance period of 2016 – 2018, for performance above and below target. It also shows the actual performance of CFVC and ROIC during the performance period of $2,899 million and 7.1%, respectively. Because our actual performance was above the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout based on CFVC and ROIC was 111.9% of the target payout amount.

2016-2018 CFVC/ROIC EARNED PERCENTAGE

                                                           T = Target level for 100% payout | A = Actual results for 2016-2018 Performance Period

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Twenty percent of the PSU payout is based on the RTSR performance to target. In 2016, the Compensation Committee set the RTSR performance target for the 2016-2018 performance period at the 56th percentile.

This chart shows the performance target and the potential payouts for performance above and below target. It also shows the actual performance of RTSR during the performance period of 88th percentile. Because our actual performance was above the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout based on RTSR was 150% of the target payout amount.

2016-2018 RTSR EARNED PERCENTAGE

RTSR ATTAINED DURING THE PERFORMANCE PERIOD	RTSR EARNING PERCENTAGE

Less than 20th Percentile	0%

20th Percentile	25%

40th Percentile	67%

56th Percentile (T)	100%

60th Percentile	108%

80th Percentile or higher	150%

88th Percentile	150% (A)

T = Target level for 100% payout | A = Actual results for 2016-2018 Performance Period

Taking into consideration the combined performance of CFVC, ROIC and RTSR for the 2016-2018 performance period, the combined PSU payout was 119.5% of target. The actual payout amounts are reflected in the Option Exercises and Stock Vested in 2018 table.

Annual Cash Bonus

Republic maintains an annual bonus program for its NEOs and certain other members of management. This reflects our pay-for-performance philosophy by linking a significant portion of the NEOs’ compensation to company performance. Actual annual bonus awards earned are a function of performance relative to Compensation Committee-approved financial targets. The Compensation Committee may apply (and in some years has applied) negative discretion to adjust actual performance downward if it believes that actual results reflect the benefit of matters that, although valuable to Republic, are not the type of benefit the annual bonus plan was designed to reward.

The annual bonus program rewards the NEOs based on performance relative to predetermined targets for the EPS Measure and the FCF Measure. For 2018 compensation purposes, we defined the EPS Measure, which is not a measure determined in accordance with GAAP, as our reported EPS, adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges. We defined the FCF Measure, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received in 2018, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) cash taxes arising from debt extinguishment; (2) tax payments related to business unit divestitures; (3) costs associated with withdrawal from or termination of multi-employer pension plans; and (4) restructuring payments, net of tax.

The tables below illustrate our 2018 targets, threshold and maximum awards for the annual bonus. For performance at and below target, the two measures are equally weighted and a participant may earn a percentage of the target award for each measure based on performance for that measure. If the EPS Measure target is exceeded, and the FCF Measure at least meets target, the annual bonus award earned may be increased above target (up to a maximum of 200% of the target amount), based on the extent to which the EPS Measure target is exceeded. No additional amount above target will be earned based on exceeding the FCF Measure target.

2018 PERCENT OF ANNUAL BONUS AWARD EARNED IF EITHER MEASURE IS LESS THAN TARGET

T = Target level for 100% payout

(Actual results for both measures in 2018 were above Target and therefore the table above did not govern the payout determination.)

2018 PERCENT OF ANNUAL BONUS AWARD EARNED IF BOTH MEASURES ARE AT OR ABOVE TARGET

T = Target level for 100% payout | A = Actual achievement in 2018. FCF Measure was $1,152 million and EPS Measure was $3.13 per share

For 2018, the actual EPS Measure performance was $3.13 per share against a target of $3.08 per share. The actual FCF Measure performance was $1,152 million against a target of $1,065 million. The above target performance on both the EPS Measure and the FCF Measure resulted in the NEOs receiving a bonus payment of 125% of target. Please refer to the CD&A Appendix at the end of this CD&A beginning on page 63 for details regarding the calculation of our actual results for 2016, 2017 and 2018 for the EPS Measure and the FCF Measure.

The following table shows the NEOs’ 2018 annual bonus opportunity as a percentage of salary at various performance levels and the actual payout as a percentage of salary and in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Further, the annual cash incentive payouts that would have been earned if the minimum, target and maximum performance level were achieved are reflected in the Grants of Plan-Based Awards in 2018 Table under the column titled” Estimated Future Payouts under Non-Equity Incentive Plan Awards” and associated footnotes.

2018 ANNUAL BONUS OPPORTUNITY AS A PERCENTAGE OF SALARY AND ACTUAL PAYOUT AS A PERCENTAGE OF SALARY AND IN DOLLARS

NAME	Below Threshold Performance Level	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Actual Annual Bonus Payout as a Percentage of Salary (1)	Actual Annual Bonus Payout in $

Donald W. Slager	0%	16.9%	135%	270%	169%	$1,915,313

Charles F. Serianni	0%	10%	80%	160%	100%	$600,000

Catharine D. Ellingsen	0%	10%	80%	160%	100%	$480,000

Jeffrey A. Hughes	0%	10%	80%	160%	100%	$500,000

Jon Vander Ark	0%	10.6%	85%	170%	106%	$664,063

(1) Percentage is calculated utilizing base salary as of the end of the fiscal year.

For 2019, the annual bonus plan design remains very similar to prior years with the measures again consisting of the EPS Measure and the FCF Measure.

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Fixed Compensation and Benefits

Base Salary

We believe a competitive base salary attracts and retains high-caliber executive talent while providing a fixed level of compensation commensurate with the position’s responsibilities and level. The Compensation Committee annually reviews each NEO’s base salary to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities, internal salary levels, and individual and company performance. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or taking into account an individual performance. In 2018, increases to base salaries for each of the NEOs (except for Mr. Vander Ark) were based on Peer Group benchmarking as well as individual performance. Mr. Vander Ark’s base salary increase was a result of his promotion to Chief Operating Officer in 2018.

Other Benefits

Republic makes available medical, dental and vision insurance, life insurance and short- and long-term disability insurance programs for our employees. The NEOs are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our general employee population (other than those employees who are subject to different terms under a collective bargaining agreement). Like our other employees, our NEOs may participate in our 401(k) plan and may defer a portion of their base salary and annual bonus, to the maximum defined level specified by the IRS, which in 2018 was $18,500 plus an additional $6,000 for those age 50 and above. Republic matches 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. Republic’s matching contributions into the 401(k) plan for the NEOs who participated are reported in the All Other Compensation for 2018 table on page 67.

Deferred Compensation Plan and Deferred Compensation Savings Program Contributions

Eligible employees are limited by federal law as to the amount they may contribute to their 401(k) accounts. Accordingly, we have established a Deferred Compensation Plan that permits participants, including the NEOs, to defer additional amounts of compensation, including RSUs and PSUs, in a tax efficient manner for retirement savings. Under the DCP, most participants are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of two percent of the participant’s eligible compensation over the established 401(k) limit ($275,000 in 2018) or 50% of the participant’s annual deferrals, excluding deferred RSUs and stock-settled PSUs.

In addition, we make discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts (“DCSP Contributions”). The Compensation Committee reviews the DCSP Contributions annually, and may change the amounts or discontinue the contributions at any time. Each DCSP Contribution is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, DCSP Contributions vest in one of four ways: (1) upon a participant satisfying the age and service requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Messrs. Serianni, Hughes and Vander Ark each received a contribution of $65,000 in each of 2016, 2017 and 2018. Ms. Ellingsen received a contribution of $55,000 in 2016, and a contribution of $65,000 in each of 2017 and 2018.

Mr. Slager did not receive a DCSP Contribution in 2018. He is, however, entitled to a Supplemental Retirement Benefit, which was preserved in his employment agreement with Republic from previous agreements with Allied and which requires us to pay him a specified amount after termination of his employment for any reason. This payment is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination. In 2018, the Supplemental Retirement Benefit increased by $232,131.

The individual contributions of the participating NEOs, including earnings on those contributions and total account balances as of the end of 2018, are shown in the Nonqualified Deferred Compensation in 2018 table on page 72. Republic’s matching contributions and the DCSP contributions are shown in the All Other Compensation for 2018 table on page 67.

Modest Perquisites

With the exception of (1) certain gross-up payments pursuant to our relocation policy that is applicable to all eligible employees, (2) a stipend to cover a portion of monthly health club dues that is offered on the same terms to all employees at our corporate office, and (3) concierge medical services available to vice presidents, senior vice presidents, and executive vice presidents in our corporate office for a nominal charge paid by the Company, Republic generally does not offer perquisites or other personal benefits other than the aircraft usage discussed below. All associated relocation expenses, if any, are reported in the All Other Compensation for 2018 table on page 67. We also do not provide any additional cash compensation to any of the NEOs to reimburse them for income tax liability as a result of the receipt of any cash or equity compensation, benefit or perquisite.

Our CEO may use our airplane for personal travel. Other NEOs may use it for personal use if the CEO is aboard. At its February meeting each year, the Compensation Committee reviews the personal use of our airplane by NEOs for the immediately preceding year for reasonableness. The amount reflected in the All Other Compensation for 2018 table as “Aircraft Usage” represents the incremental cost of providing our aircraft to an NEO for personal travel.

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Other Compensation Policies

Stock Ownership Guidelines

The Board recognizes the importance of equity ownership by our executives to further link their interests with shareholders’ interests. Accordingly, the Board maintains stock ownership guidelines for all senior management employees (defined as CEO, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Vice President and Area President) and requires that they achieve compliance with the ownership guidelines within five years of becoming a covered employee and maintain their ownership level thereafter. Shares included in the calculation to assess compliance with the ownership guidelines include shares owned outright, shares held in the 401(k) plan, and vested stock equivalents held in the DCP. The Compensation Committee believes that these requirements emphasize the importance of equity ownership for management employees, which reinforces alignment with our shareholders’ interests.

NAME	MULTIPLE OF SALARY REQUIRED	IN COMPLIANCE OR ON TRACK

Donald W. Slager	5x	Yes

Charles F. Serianni	3x	Yes

Catharine D. Ellingsen	3x	Yes

Jeffrey A. Hughes	2x	Yes

Jon Vander Ark	3x	Yes

Securities Trades by Employees

Executive management and the Board take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to buying and selling Republic stock. All transactions by any director or NEO (“Insiders”) must be pre-cleared by the Chief Legal Officer. Further, Insiders generally are prohibited from trading any Republic stock during quarterly blackout periods or while in possession of material non-public information.

Additionally, our insider trading policy prohibits all Insiders, and members of their immediate family, from engaging in the following transactions relating to Republic securities or derivatives of Republic securities:

•	purchasing or selling puts or calls
•	short sales
•	placing standing orders, other than under approved 10b5-1 plans
•	engaging in short-term or “in-and-out” trading
•	holding Republic securities or derivatives of Republic securities in a margin account
•	pledging Republic securities or derivatives of Republic securities

Compensation Recoupment (Clawback) Policy

Our Board has established a Clawback Policy to encourage sound financial reporting and increase individual accountability. As more fully described in the Clawback Policy, which was filed as an exhibit to the Form 8-K filed with the SEC on October 30, 2014:

•	the policy applies to Republic’s Section 16 officers (“Covered Officers”);
•	the policy applies to all cash and equity-based incentives that are performance-based;
•	the policy is triggered by an accounting restatement we must make due to material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);
•

if a Restatement occurs, the Compensation Committee generally must seek to claw back both vested and unvested performance-based awards, including gains on equity, during the 3-year period preceding the restatement date to the extent they exceed what would have been paid to the Covered Officer under the restated financial statements; and

•

this clawback applies if either (1) the applicable Covered Officer engaged in fraud or intentional misconduct that materially contributed to the need for the Restatement or (2) future SEC or NYSE rules require Republic to seek forfeiture.

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COMPENSATION PROCESS

Peer Group and Competitive Benchmarking

The Compensation Committee, in consultation with its independent compensation consultant, annually reviews the composition of the Peer Group used as a reference for executive compensation decisions to ensure that the companies included are comparable in terms of business mix and complexity, revenue, market capitalization, geographic footprint, assets and number of employees. The following table reflects the Peer Group used by the Compensation Committee to establish 2018 compensation.

Air Products and Chemicals, Inc.	Norfolk Southern Corporation

Canadian National Railway Company	Praxair, Inc.

Canadian Pacific Railway Limited	Ryder System, Inc.

CSX Corporation	Stericycle, Inc.

FedEx Corporation	Sysco Corporation

W.W. Grainger, Inc.	Waste Connections, Inc.

Hertz Global Holdings, Inc.	Waste Management, Inc.

J.B. Hunt Transport Services, Inc.

The Compensation Committee considers data and analyses prepared by its independent compensation consultant based on our current and prior performance, and the historical NEO pay and the appropriateness of that compensation compared to the NEO compensation in the Peer Group. The Compensation Committee also considers general compensation surveys compiled by external consulting firms and takes into account recommendations of our CEO for executives other than himself. The Compensation Committee uses the Peer Group and other surveys as a reference, but does not target a specified percentile of compensation to be paid. After taking into account all data, and factors such as company performance and an individual’s contribution, experience and potential, the Compensation Committee makes compensation decisions. Based on the independent consultant’s analysis, our CEO’s 2018 Target TDC placed 7th out of 16 companies in the Peer Group and was at the 63rd percentile when compared to our Peer Group’s fiscal year 2018 disclosed compensation.

Evaluating Company and Executive Performance

The Compensation Committee has established a process for evaluating Republic’s performance, as well as the performance of each of the NEOs. Each year, the Compensation Committee approves strategic and financial objectives for the NEOs for the upcoming year and for the long term. It also reviews and evaluates the performance against these strategic and financial objectives for the prior year, and reviews the interim progress on all open three-year performance periods under the PSUs. Our CEO provides his assessment of the performance against the strategic objectives and on the individual contributions of the NEOs. The Compensation Committee considers all of these factors in reaching its compensation decisions. The Compensation Committee routinely meets in executive session without the presence of any management when considering compensation matters.

EVALUATING COMPANY AND EXECUTIVE PERFORMANCE

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Role of the Independent Compensation Consultant and Other Advisors

Since 2003, the Compensation Committee has retained Pearl Meyer to assist with its review of compensation for the NEOs and other related matters. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer, and reviews and approves all work invoices. While Pearl Meyer provides data and analyses and makes recommendations on the form and amount of compensation, the Compensation Committee makes all decisions regarding the compensation of our NEOs.

During 2018, Pearl Meyer advised the Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, peer group benchmarking and other related matters. Pearl Meyer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee chair between meetings, as necessary. Pearl Meyer also provides advice to the Governance Committee and its chair regarding director compensation. Pearl Meyer did not provide any other services during 2018 and is considered independent and free from conflict under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and associated standards set forth by the SEC and NYSE.

The Compensation Committee also may use market data provided by Towers Watson, Aon Hewitt or Mercer for benchmarking and other purposes. This benchmark data consists of information that is generally available to other Towers Watson, Aon Hewitt and Mercer clients. None of these consulting firms made recommendations to the Compensation Committee or management on peer group composition or on the form, amount or design of executive compensation in 2018.

OTHER CONSIDERATIONS

Employment Agreements and Executive Separation Policy

Except in limited circumstances, Republic does not enter into employment agreements. Messrs. Slager and Hughes have employment agreements, which the Board and the Compensation Committee believe are in the best interest of Republic and its shareholders given, among other things, their importance to Republic and the fact that they had legacy agreements with Allied before the Republic/Allied merger in December 2008. These agreements help ensure the continued leadership of the executives, clarify their employment rights and responsibilities, and impose certain post-employment limitations on their right to compete with us or solicit our customers or employees. Ms. Ellingsen and Messrs. Serianni and Vander Ark do not have employment agreements but instead are eligible to participate in the Executive Separation Policy. They also have non-competition and non-solicitation agreements with Republic. For more information regarding the employment agreements and Executive Separation Policy, see “Executive Compensation — Employment Agreements and Post-Employment Compensation.”

Annual Risk Assessment

We believe our compensation programs effectively align our corporate and field management teams with our overall goals. Our programs do this by motivating employees to increase shareholder value on both an annual and a long-term basis, primarily by improving our earnings and ROIC and generating increasing levels of free cash flow. We achieve this alignment by using simple and measurable metrics to determine incentive pay. We do not believe our compensation programs for our NEOs or other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us.

Our annual incentives for executives and corporate managers are based on achieving the EPS Measure and the FCF Measure established by the Compensation Committee, which is comprised solely of independent directors. LTI compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. Beginning with 2016, PSUs for executive officers and executive vice presidents are based on achieving ROIC, CFVC and RTSR goals established by the Compensation Committee. In addition, PSUs for senior vice presidents and vice presidents are based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to shareholder return.

Area Presidents and other key managers participate in the management incentive plan and receive equity awards as their LTI. Their annual bonus compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics may include safety, employee engagement, pricing, customer service and net sales growth. PSUs for Area Presidents and other key managers are based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide them equity awards that are approved by the Compensation Committee to reinforce commitment to shareholder return.

General Managers in our field organizations receive equity awards as their LTI to align them with our shareholders. General Managers and their teams also receive salary and annual bonus tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics may include any combination of safety, employee engagement, employee turnover, price increase, productivity improvements, net sales growth, environmental compliance, customer service and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our annual bonus plans and LTI plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking. The majority of our sales employees are compensated under commission plans that have mechanisms in place to cap payments. In addition, for all sales employees, the Company has the ability to adjust sales goals based on business changes.

In addition, we maintain stock ownership guidelines for our executive officers and other members of management, along with anti-hedging and anti-pledging policies, all of which emphasize long-term performance rather than short-term windfalls.

Republic Services, Inc. 2019 Proxy Statement  |  61

Equity Usage (Burn Rate and Dilution)

Under our Amended and Restated 2007 Stock Incentive Plan, as approved by our shareholders in May 2013 (the “SIP”), the total number of shares of equity-based awards issued in 2018 was approximately 0.23% of the diluted weighted average number of shares outstanding for the year and within the limitations set by the SIP. As of December 31, 2018, the total number of shares that could be issued under the SIP, and all predecessor plans, was approximately 4.1% of the diluted weighted average number of shares outstanding for the year. Republic’s diluted EPS reflects all potentially dilutive shares.

Tax Considerations

Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. Certain elements of the Company’s compensation programs were generally designed to qualify for this performance-based exception. To accomplish this, the Company previously asked shareholders to approve equity and incentive compensation plans that included limitations and provisions required to be included under Section 162(m). Now that the performance-based compensation exception is no longer available, the Company will no longer include Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and may not generally attempt to meet the requirements previously included in our plans related to the exception; however, the Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017 as long as the Compensation Committee determines that to be in the Company’s best interest. However, given the ambiguities and uncertainties as to the application of that rule, no assurances can be made that compensation, including compensation that was previously intended to satisfy the requirements for deductibility, would, in fact, be deductible.

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Handley, Larson, and Trani and Mses. Pegula and Weymouth served as members of the Compensation Committee during 2018. No member of the Compensation Committee is, or has ever been, an officer or employee of Republic. During 2018, none of our named executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act and shall not otherwise be deemed filed under either of these Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

Submitted by the Compensation Committee as of March 26, 2019:

Thomas W. Handley (Chair)

Michael Larson

Kim S. Pegula

John M. Trani

Katharine B. Weymouth

62  |  Republic Services, Inc. 2019 Proxy Statement

CD&A APPENDIX

Reconciliation of GAAP to Non-GAAP Financial Measures

ADJUSTED DILUTED EARNINGS PER SHARE	FY 2016	FY 2017	FY 2018

Diluted Earnings Per Share — As Reported	$1.78	$3.77	$3.16

Withdrawal Costs for Multiemployer Pension Funds, net of tax	0.01	0.00	0.00

Bridgeton remediation and other	0.00	0.00	(0.07)

Restructuring Charges, net of tax	0.07	0.03	0.07

Gain on business divestitures and impairments, net	0.00	(0.03)	(0.08)

Loss on extinguishment of debt, net of tax	0.36	0.00	0.00

Adoption of 2017 tax reform	0.00	(1.36)	0.00

Incremental contract startup costs, net of tax	0.00	0.02	0.01

Diluted Earnings Per Share — As Adjusted	$2.22	$2.43	$3.09

Calculation of Actual Results for Annual Bonus Performance Measures and GAAP Reconciliation

EARNINGS PER SHARE MEASURE	FY 2016	FY 2017	FY 2018

Diluted Earnings Per Share — As Reported	$1.78	$3.77	$3.16

Withdrawal Costs for Multiemployer Pension Funds, net of tax	0.01	0.00	0.00

Restructuring Charges, net of tax	0.07	0.03	0.05

Gain on business divestitures and impairments, net	0.00	(0.03)	(0.08)

Loss on extinguishment of debt, net of tax	0.36	0.00	0.00

Severance, net of tax	(0.01)	(0.00)	0.00

Adoption of 2017 tax reform	0.00	(1.36)	0.00

Earnings Per Share Measure	$2.21	$2.41	$3.13

Republic Services, Inc. 2019 Proxy Statement  |  63

FREE CASH FLOW MEASURE (IN MILLIONS)	FY 2016	FY 2017	FY 2018

Cash Provided by Operating Activities	$1,847.8	$1,910.7	$2,242.8

Property and Equipment Received	(915.6)	(1,006.0)	(1,157.7)

Proceeds from Sales of Property and Equipment	9.8	6.1	31.6

Cash paid related to negotiation and withdrawal costs — Central States Pension and Other Funds, net of tax	0.0	0.0	0.0

Divestiture related tax payments	4.2	11.6	20.2

Cash tax benefit for debt extinguishment	(80.7)	0.0	0.0

Restructuring Payments, net of tax	19.6	11.3	15.3

Severance, net of tax	(1.3)	0.0	0.0

Free Cash Flow Measure	$883.8	$933.7	$1,152.2

Calculation of Actual Results for 2016-2018 PSU Performance Measures*
THREE YEAR CASH FLOW VALUE CREATION MEASURE (IN MILLIONS)	FY 2016	FY 2017	FY 2018

Net Income per LTI definition	$739	$807	$1,013

Add: After Tax Interest Expense per LTI definition	228	233	303

Add: DD&A and Accretion	1,070	1,116	1,114

Operating Cash Flow	2,037	2,156	2,430

Less: Capital Charge	(1,215)	(1,228)	(1,281)

Cash Flow Value Creation	$822	$928	$1,149

Three Year Cash Flow Value Creation Measure			$2,899

THREE YEAR RETURN ON INVESTED CAPITAL MEASURE (IN MILLIONS EXCEPT WHERE NOTED AS A PERCENTAGE)	FY 2016	FY 2017	FY 2018

Net Income per LTI definition	$739	$807	$1,013

Add: After Tax Interest Expense per LTI definition	228	233	303

Adjusted Net Income	967	1,040	1,316

Average Net Assets per LTI definition	$15,195	$15,339	$16,019

Return on Invested Capital	6.4%	6.8%	8.2%

Sum of Three Year Adjusted Net Income			$3,323

Sum of Three Year Average Net Assets			$46,553

Three Year Return on Invested Capital			7.1%

*

CFVC and ROIC are adjusted to exclude gains or losses on divestitures, losses recorded on the extinguishment of debt instruments, and costs associated with withdrawal from or termination of multi-employer pension plans. In connection with their promotions, Ms. Ellingsen and Mr. Vander Ark were granted long-term cash incentives for the 2016-2018 performance period (“Supplemental LTIP”) as if the awards were granted under the Executive Incentive Plan and have the same performance measures as PSUs for the 2016-2018 performance period.

64  |  Republic Services, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following Summary Compensation Table shows information about the compensation we paid to our CEO, CFO and other named executive officers during 2018, 2017 and 2016. We refer to the individuals shown in the table below as the NEOs.

						Non-Equity
				Stock	Options	Incentive Plan	All Other
NAME AND PRINCIPAL		Salary		Awards	Awards	Compensation	Compensation
2018 POSITIONS	Year	($)(1)	Bonus ($)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)

Donald W. Slager President and Chief Executive Officer	2018	1,134,327	—	8,319,389	—	1,915,313	418,542	11,787,571
	2017	1,100,000	—	8,048,044	—	2,055,625	346,041	11,549,710
	2016	1,100,000	—	8,185,672	—	3,311,750	320,379	12,917,801
Charles F. Serianni Executive Vice President, Chief Financial Officer	2018	599,038	—	1,507,305	—	600,000	110,231	2,816,574
	2017	549,279	—	1,306,720	—	632,500	103,367	2,591,866
	2016	511,779	—	1,171,570	—	774,844	89,304	2,547,497
Catharine D. Ellingsen Executive Vice President, Chief Legal Officer, Chief Ethics & Compliance Officer and Corporate Secretary	2018	479,423	—	892,959	—	692,510	100,014	2,164,906
	2017	450,000	—	753,637	—	906,325	87,284	2,197,246
	2016	395,107	—	391,064	—	615,269	75,979	1,477,419
Jeffrey A. Hughes Executive Vice President, Chief Administrative Officer	2018	499,846	—	1,091,523	—	500,000	112,940	2,204,309
	2017	491,812	—	1,305,003	—	565,800	114,956	2,477,571
	2016	482,061	—	1,068,991	—	754,670	94,740	2,400,462
Jon Vander Ark (5) Executive Vice President, Chief Operating Officer	2018	623,077	—	1,808,044	—	982,730	106,271	3,520,122
	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

(1)	Amounts reflect base salary paid in the year.
(2)

Included in the Stock Awards column are the grant-date fair values of RSU awards granted in 2018, 2017 and 2016 and PSU awards granted in 2018, 2017 and 2016, determined in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating grant-date fair value. The amounts shown in the table above reflect grant-date fair value and may not correspond to the actual value that will be realized by the NEOs. For purposes of calculating the grant-date fair value of PSU awards, we have assumed that we will achieve target performance levels.

66  |  Republic Services, Inc. 2019 Proxy Statement

(3)

The amounts shown for each of the years reflect the annual cash incentive earned for the year and, if applicable, the three-year long-term cash incentive earned for the performance cycle that ended in that year. In connection with their promotions, Ms. Ellingsen was granted Supplemental LTIP awards for the 2015-2017 and 2016-2018 performance periods and Mr. Vander Ark was granted a Supplemental LTIP award for the 2016-2018 performance period, as if the awards were granted under the Executive Incentive Plan. The Supplemental LTIP awards were granted in addition to their PSU awards for the applicable performance periods and increased their target awards for such periods to take into account their time in the new role for a portion of the applicable performance periods. Except to the extent deferred into the DCP, all amounts were paid in the year following the end of the performance period.

The amounts earned by each of the NEOs for 2018 are shown below:

NAME	2018 ANNUAL CASH INCENTIVE	2016 – 2018 SUPPLEMENTAL LTIP ($)

Donald W. Slager	1,915,313	—

Charles F. Serianni	600,000	—

Catharine D. Ellingsen	480,000	212,510

Jeffrey A. Hughes	500,000	—

Jon Vander Ark	664,063	318,667

(4)	See “All Other Compensation for 2018” table for more information regarding amounts shown in this column for 2018.
(5)	Mr. Vander Ark was named Chief Operating Officer, effective January 1, 2018. Mr. Vander Ark was not an NEO for 2016 and 2017.

All Other Compensation for 2018

NAME	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Insurance Premiums ($)(2)	Aircraft Usage ($)(3)	Total ($)(4)

Donald W. Slager	11,000	132,446	232,131	3,487	39,478	418,542

Charles F. Serianni	11,000	30,031	65,000	2,697	1,503	110,231

Catharine D. Ellingsen	11,000	22,215	65,000	1,799	—	100,014

Jeffrey A. Hughes	11,000	26,713	65,000	4,491	5,736	112,940

Jon Vander Ark	11,000	26,642	65,000	623	3,006	106,271

(1)

Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)

This column includes dependent life imputed income ($133 for Mr. Slager, $585 for Ms. Ellingsen and $73 for Mr. Hughes) and group term life insurance imputed income ($3,354 for Mr. Slager, $2,697 for Mr. Serianni, $1,214 for Ms. Ellingsen, $4,418 for Mr. Hughes and $623 for Mr. Vander Ark).

(3)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation differs from the valuation under applicable tax guidelines.
(4)

NEOs and other executives are entitled to participate in a concierge medical services program at an estimated cost per participant of $120. The cost is paid by the Company on behalf of the participant and it is not included in the table shown above.

Republic Services, Inc. 2019 Proxy Statement  |  67

Grants of Plan-Based Awards in 2018

The following table sets forth information concerning each grant of an award to an NEO during the year ended December 31, 2018 under the Executive Incentive Plan or the SIP. Information regarding our awards under these plans also is included in our Compensation Discussion and Analysis.

			Estimated Future Payouts			Estimated Future Payouts			All Other Stock Awards:
			Under Non Equity			Under Equity Incentive			Number of	Grant Date Fair
			Incentive Plan Awards			Plan Awards(4)			Shares of	Value of Stock
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	and Option
NAME	Type (1)	Date	($)(2)	($)	($)(3)	(#)	(#)	(#)	Units (#)	Awards ($)
Donald W. Slager	RSUs	2/18/2018							41,450	2,700,053
	PSUs	2/18/2018				4,375	87,504	131,256		5,619,336
	Annual Cash Incentive Compensation		38,306	1,532,250	3,064,500
Charles F. Serianni	RSUs	2/18/2018							9,518	620,003
	PSUs	2/18/2018				691	13,817	20,726		887,302
	Annual Cash Incentive Compensation		12,000	480,000	960,000
Catharine D. Ellingsen	RSUs	2/18/2018							6,141	400,025
	PSUs	2/18/2018				384	7,676	11,514		492,934
	Annual Cash Incentive Compensation		9,600	384,000	768,000
Jeffrey A. Hughes	RSUs	2/18/2018							7,676	500,015
	PSUs	2/18/2018				461	9,211	13,817		591,508
	Annual Cash Incentive Compensation		10,000	400,000	800,000
Jon Vander Ark	RSUs	2/18/2018							9,595	625,018
	PSUs	2/18/2018				921	18,422	27,633		1,183,026
	Annual Cash Incentive Compensation		13,281	531,250	1,062,500
	Supplemental LTIP (2016-2018)(5)		13,333	266,667	400,001
	Supplemental LTIP (2017-2019)(5)		15,833	316,667	475,001

(1)

All equity awards granted in 2018 were granted under the SIP. For all NEOs, the annual cash incentive award was granted under the Executive Incentive Plan. For further details regarding annual compensation, see “Executive Compensation — Components of Executive Compensation.” The RSU awards shown above are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date. The PSU awards shown above are scheduled to vest at the end of the three-year performance period based on performance for the 2018-2020 period.

(2)

This column shows the annual cash incentive payouts that would have been earned if the minimum performance level were achieved. If at least the minimum level of performance were not achieved, no payout would be made.

(3)	If the maximum level of performance had been achieved under the annual cash incentive plan, the maximum payout would have been 200% of target.
(4)	Represents the potential number of shares earned based on achievement of performance criteria for PSU awards granted under our SIP. For all NEOs, the earned number of shares is payable half in cash and half in shares. No exercise price or other consideration is paid by the NEOs with respect to PSU awards. The PSU award measurement period is the three-year period beginning January 1, 2018 and ending December 31, 2020. PSUs accrue dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period. If at least the minimum level of performance is not achieved, no payout would be made. See “Executive Compensation — Components of Executive Compensation” for further details regarding PSUs.
(5)

Mr. Vander Ark was granted cash-based Supplemental LTIPs for the performance periods 2016-2018 and 2017-2019 with target payouts set at $266,667 and $316,667, respectively, to increase his target awards for such periods to take into account that he is the Chief Operating Officer for a portion of the 2016-2018 and 2017- 2019 performance periods. For additional details, see “Executive Compensation — Employment Agreements and Post-Employment Compensation”.

68  |  Republic Services, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year End

The following table reflects stock option, RSU and PSU awards granted to the NEOs that were outstanding as of December 31, 2018.

	STOCK OPTION AWARDS					STOCK AWARDS (1)(2)
NAME	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	2/8/2013	190,253		31.12	2/8/2020
	2/7/2014	176,057		33.40	2/7/2021
						2/13/2015	17,681	1,274,623
						2/18/2016	30,267	2,181,948
						2/18/2017	33,279	2,399,083
						2/18/2017	92,159	6,643,742
						2/18/2018	42,097	3,034,773
						2/18/2018	88,872	6,406,782
Charles F. Serianni	2/8/2013	9,500		31.12	2/8/2020
	8/22/2014	18,685		39.34	8/22/2021
						2/13/2015	3,470	250,152
						2/18/2016	6,113	440,686
						2/18/2017	7,040	507,514
						2/18/2017	12,798	922,608
						2/18/2018	9,667	696,894
						2/18/2018	14,033	1,011,639
Catharine D. Ellingsen						2/13/2015	2,777	200,194
						2/13/2015	417	30,062
						2/18/2016	990	71,369
						7/29/2016	1,025	73,892
						2/18/2017	4,481	323,035
						2/18/2017	6,827	492,158
						2/18/2018	6,237	449,625
						2/18/2018	7,796	562,014
Jeffrey A. Hughes						2/13/2015	3,401	245,178
						2/18/2016	5,821	419,636
						2/18/2017	6,401	461,448
						2/18/2017	4,268	307,680
						2/18/2017	9,386	676,637
						2/18/2018	7,795	561,942
						2/18/2018	9,355	674,402
Jon Vander Ark						2/13/2015	2,212	159,463
						2/13/2015	1,390	100,205
						2/18/2016	4,075	293,767
						2/18/2016	5,823	419,780
						2/18/2017	6,720	484,445
						2/18/2017	12,373	891,970
						4/7/2017	82,099	5,918,517
						2/18/2018	9,745	702,517
						2/18/2018	18,708	1,348,660

(1)	The values of the RSUs and PSUs are based on $72.09 per share, which was the closing price of Republic’s stock on December 31, 2018, the last trading day of our fiscal year.
(2)

Includes PSUs for the 2017-2019 and 2018-2020 performance periods. Subsequent to the end of a performance period, PSU payouts are generally made in February of the succeeding year after the Compensation Committee has determined the achievement of performance metrics. The PSUs for 2016-2018 performance period are not included in the table as they are considered vested as of December 31, 2018 for proxy statement disclosure purposes; instead, such PSUs are included in the “Option Exercises and Stock Vested In 2018” table.

70  |  Republic Services, Inc. 2019 Proxy Statement

The vesting dates and number of shares vesting for the RSUs and PSUs are shown in the following table.

	RSUs		PSUs

NAME	Vesting Date	Shares Vesting	Vesting Date	Shares Vesting
Donald W. Slager	2/13/2019	17,681	12/31/2019	92,159
	2/18/2019	15,133	12/31/2020	88,872
	2/18/2019	11,093
	2/18/2019	10,524
	2/18/2020	15,134
	2/18/2020	11,093
	2/18/2020	10,524
	2/18/2021	11,093
	2/18/2021	10,524
	2/18/2022	10,525
Charles F. Serianni	2/13/2019	3,470	12/31/2019	12,798
	2/18/2019	3,056	12/31/2020	14,033
	2/18/2019	2,346
	2/18/2019	2,416
	2/18/2020	3,057
	2/18/2020	2,347
	2/18/2020	2,417
	2/18/2021	2,347
	2/18/2021	2,417
	2/18/2022	2,417
Catharine D. Ellingsen	2/13/2019	2,777	12/31/2019	6,827
	2/13/2019	417	12/31/2020	7,796
	2/18/2019	495
	2/18/2019	1,493
	2/18/2019	1,559
	7/29/2019	512
	2/18/2020	495
	2/18/2020	1,493
	2/18/2020	1,559
	7/29/2020	513
	2/18/2021	1,495
	2/18/2021	1,559
	2/18/2022	1,560
Jeffrey A. Hughes	2/13/2019	3,401	12/31/2019	9,386
	2/18/2019	2,910	12/31/2020	9,355
	2/18/2019	2,133
	2/18/2019	1,948
	2/18/2020	2,911
	2/18/2020	2,134
	2/18/2020	1,949
	2/18/2021	2,134
	2/18/2021	1,949
	2/18/2021	4,268
	2/18/2022	1,949
Jon Vander Ark	2/13/2019	2,212	12/31/2019	12,373
	2/13/2019	1,390	12/31/2020	18,708
	2/18/2019	2,037
	2/18/2019	2,240
	2/18/2019	2,436
	2/18/2020	2,038
	2/18/2020	2,240
	2/18/2020	2,436
	2/18/2020	5,823
	2/18/2021	2,240
	2/18/2021	2,436
	2/18/2022	2,437
	4/7/2022	82,099

Republic Services, Inc. 2019 Proxy Statement  |  71

Option Exercises and Stock Vested in 2018

The following table reflects stock options exercised and the vesting of previously granted RSUs and PSUs for each of the NEOs during the year ended December 31, 2018. The value realized upon exercise of the options and the shares represented by the vesting of the RSUs or PSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

OPTION EXERCISES AND STOCK OR RSUs VESTED IN 2018
	OPTION AWARDS		STOCK AWARDS (1)

NAME	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Donald W. Slager	225,734	10,263,290	215,324	15,838,080

Charles F. Serianni	9,500	378,575	28,112	2,050,789

Catharine D. Ellingsen	—	—	12,184	856,788

Jeffrey A. Hughes	11,004	380,738	26,127	1,883,349

Jon Vander Ark	5,282	184,925	28,444	1,970,204

(1)

The amounts reflected in this table include the vesting in 2018 of PSUs granted for the 2016-2018 performance period. For Messrs. Slager, Serianni and Hughes, upon vesting, 50% of the PSU awards settled in cash on February 5, 2019, and 50% of the PSU awards settled in shares on February 8, 2019. For Ms. Ellingsen and Mr. Vander Ark, upon vesting, 100% of the PSU awards settled in shares on February 8, 2019.

Nonqualified Deferred Compensation in 2018

The following table reflects information concerning the participation of our NEOs in our nonqualified Deferred Compensation Plan and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2018. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Components of Executive Compensation — Fixed Compensation and Benefits — Deferred Compensation Plan and Deferred Compensation Savings Program Contributions.”

NAME	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Donald W. Slager	1,557,354	364,577	(366,771)	—	10,707,466

Charles F. Serianni	1,269,402	95,031	(211,357)	—	6,496,963

Catharine D. Ellingsen	99,628	87,215	91,750	—	1,672,629

Jeffrey A. Hughes	756,787	91,713	404,735	—	7,125,766

Jon Vander Ark	497,037	91,642	73,854	—	2,218,672

(1)

Executive contributions to DCP of base salary are included in the Salary column in the Summary Compensation Table, annual cash and long-term cash incentive compensation are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, and RSUs and PSUs are included in the Stock Awards column of the Summary Compensation Table. The following contributions are rounded to the nearest whole dollar and approximate: (i) cash deferred ($1,557,354 for Mr. Slager, $724,387 for Mr. Serianni, $75,721 for Ms. Ellingsen, $74,977 for Mr. Hughes, and $77,926 for Mr. Vander Ark); (ii) RSUs deferred ($23,906 for Ms. Ellingsen, $136,794 for Mr. Hughes, and $419,111 for Mr. Vander Ark); and (iii) stock-settled PSUs deferred ($545,016 for Mr. Serianni and $545,016 for Mr. Hughes).

(2)

This column includes retirement contributions of $65,000 for each of Messrs. Hughes, Serianni, and Ms. Ellingsen that were made by Republic to the plan on behalf of the executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above includes the annual increase to the payment. All other amounts in this column relate to matching contributions made by Republic during 2019 that are attributable to 2018 executive contributions.

(3)

For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2018. For cash deferrals, earnings are calculated based on the performance of the measurement funds selected by the participants.

(4)

Includes amounts reported in the 2018 Summary Compensation Table as compensation for 2018, 2017 or 2016: Mr. Slager: $398,606 in 2018, $750,123 in 2017, and $1,071,644 in 2016; Mr. Serianni: $244,791 in 2018, $664,508 in 2017, and $734,666 in 2016; Ms. Ellingsen: $111,186 in 2018, $182,034 in 2017, and $84,683 in 2016; Mr. Hughes: $166,690 in 2018, $323,748 in 2017, and $170,568 in 2016; and Mr.Vander Ark: $116,565 in 2018.

72  |  Republic Services, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION

1021
Protecting our Blue Planet.
REPUBLIC

EXECUTIVE COMPENSATION Protecting our Blue Planet.

Employment Agreements and Post-Employment Compensation

Employment Agreements

We have employment agreements with Messrs. Slager and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Mr. Hughes. Mr. Slager’s restrictions also last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and LTI plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances and continued coverage under certain welfare plans for a specified period of time. We do not have employment agreements with Ms. Ellingsen or Messrs. Serianni and Vander Ark.

Mr. Slager

Mr. Slager and Republic entered into an employment agreement on October 29, 2013, which was amended on December 23, 2014, by the First Amendment to the Employment Agreement (as so amended, the “Slager Agreement”). The Slager Agreement, together with the applicable plans and awards agreements, provide that Mr. Slager will be compensated as follows upon the occurrence of each respective scenario:

Death: Upon Mr. Slager’s death:

•	the Company will pay his base salary earned, but not yet paid, and unused vacation;
•	the Company will pay his Supplemental Retirement Benefit;
•

his annual cash incentive awards will vest and be payable at target, except that any awards determined to be earned prior to death will be payable following the end of the applicable performance period at the actual amount to be determined;

•

his vested but unexercised stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option, all unvested stock options and RSUs are forfeited, and his earned PSUs will vest on a prorated schedule; and

•	his family will receive continued coverage under certain welfare plans until eligible for benefits from another employer or the government.

Disability: If Mr. Slager’s employment is terminated due to disability:

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive his Supplemental Retirement Benefit;
•	his base salary will be continued for three years, mitigated to the extent payments are made to him pursuant to any disability insurance policies paid for by the Company;
•

his annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability will be payable following the end of the applicable performance period at the actual amount to be determined;

•	all outstanding equity awards will immediately vest, and his stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option;
•	his earned PSUs will vest on a prorated schedule; and
•	he will continue to receive continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

Without Cause by the Company or by Mr. Slager for Good Reason: If Mr. Slager’s employment is terminated without cause or by Mr. Slager for good reason (as such terms are defined in the Slager Agreement):

•	the Company will pay his base salary earned, but not yet paid, and unused vacation;
•	the Company will pay his Supplemental Retirement Benefit;
•	he will continue to receive his base salary for three years;
•	he will receive outplacement services for up to one year, with such benefit not to exceed $50,000;
•

his annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period;

•

his outstanding equity that would otherwise vest in the year of termination will vest immediately, and his stock options will remain exercisable for the lesser of three years from the termination date or the remaining term of the option;

•	his earned PSUs will vest on a prorated schedule; and
•	he will receive continued coverage under certain welfare plans until Mr. Slager becomes eligible for benefits from another employer or the government.

Without Cause by the Company or by Mr. Slager for Good Reason – Change in Control: If Mr. Slager’s employment is terminated without cause or by Mr. Slager for good reason in connection with a change in control:

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive his Supplemental Retirement Benefit;
•	he will receive outplacement services for up to one year, with such benefit not to exceed $50,000;
•

he will receive a lump sum payment equal to three times the sum of his base salary and annual cash and long-term incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment;

•	all annual cash awards outstanding as of the change in control will vest and become payable at target no later than ten days following the change in control;
•

all annual cash incentive awards for performance periods commencing after the change in control will vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual Company performance, payable not later than 60 days following the end of the performance period;

74  |  Republic Services, Inc. 2019 Proxy Statement

•

his outstanding equity will immediately vest and his vested options will continue to be exercisable for the lesser of three years from the termination date or the remaining term of the option, and all performance share awards outstanding as of his termination date will vest and become payable at target and without proration; and

•	he will receive continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

For Cause by the Company or by Mr. Slager Without Good Reason: If Mr. Slager is terminated for cause or terminates his employment without good reason:

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive payment of his Supplemental Retirement Benefit; and
•	for termination other than for cause, he will receive continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

In each circumstance above in which Mr. Slager is entitled to continued welfare coverage, the estimated value of the benefit was approximately $134,000 as of December 31, 2018. However, as noted above, the benefit continues only to the extent Mr. Slager does not become eligible for benefits from a third party. As a result, the actual benefit could be zero.

Mr. Hughes

Mr. Hughes entered into an employment agreement that was effective December 5, 2008 (the “Hughes Agreement”). The Hughes Agreement, together with the applicable plans and award agreements, provide that Mr. Hughes will be compensated as follows upon the occurrence of each respective scenario:

Death: Upon Mr. Hughes’ death:

•	the Company will pay his base salary earned, but not yet paid, and unused vacation;
•	the Company will pay the employer contributions to the DCP made on Mr. Hughes’ behalf and earnings on those amounts;
•

his annual cash incentive awards will vest and be payable at target, except that any awards determined to be earned prior to death will be payable following the end of the applicable performance period at the actual amount to be determined;

•	his outstanding equity awards will immediately vest, and his stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option;
•	his earned PSUs will vest on a prorated schedule; and
•	he will receive continued coverage under certain welfare plans for a specified period of time in accordance with our benefit continuation policy under COBRA.

Disability: If Mr. Hughes’ employment is terminated due to disability:

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive the employer contributions to the DCP made on Mr. Hughes’ behalf and earnings on those amounts;
•

his annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability shall be payable following the end of the applicable performance period at the actual amount to be determined;

•	all outstanding equity awards will immediately vest, and his stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option;
•	his earned PSUs will vest on a prorated schedule; and
•	he will receive continued coverage under certain welfare plans for a specified period of time in accordance with our benefit continuation policy under COBRA.

Without Cause by the Company: If Mr. Hughes’ employment is terminated without cause (as such term is defined in the Hughes Agreement):

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will continue to receive his base salary for one year;
•	he will receive the employer contributions to the DCP made on Mr. Hughes’ behalf and earnings on those amounts;
•

all annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period;

•

his outstanding equity will continue to vest for up to one year following termination, and his vested stock options will remain exercisable for up to one year plus 90 days following termination, but not beyond the original term;

•	his earned PSUs will vest on a prorated schedule; and
•	he will receive continued coverage under certain welfare plans for up to one year.

Without Cause by the Company or by Mr. Hughes for Good Reason – Change in Control: If Mr. Hughes’ employment is terminated without cause or by Mr. Hughes for good reason in connection with a change in control (as such terms are defined in the Hughes Agreement):

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive the employer contributions to the DCP made on Mr. Hughes’ behalf and earnings on those amounts;
•

he will receive a lump sum payment in the amount of two times the sum of his current base salary and his target annual cash incentive award for the year in which termination occurs, payable within six months following termination;

•	all annual cash awards outstanding as of the change in control will vest and become payable at target no later than ten days following the change in control;
•

his outstanding equity will vest immediately and his vested options will continue to be exercisable for up to one year following termination, but not beyond the original term, and all performance share awards outstanding as of the termination date will vest and become payable at target and without proration; and

•	he will receive continued coverage under certain welfare plans for up to one year.

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For Cause by the Company or if Mr. Hughes Resigns Without Good Reason: If Mr. Hughes is terminated for cause or resigns without good reason:

•	he will receive his base salary earned, but not yet paid, and unused vacation;
•	he will receive the employer contributions to the DCP made on his behalf and earnings on those amounts; and
•	he will receive continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

Executive Separation Policy

The Compensation Committee adopted our Executive Separation Policy (the “Separation Policy”) in 2010 to ensure we are able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our shareholders. The Separation Policy is in effect for the CEO, President, Chief Operating Officer, CFO, Chief Legal Officer, and each Executive Vice President, Senior Vice President, Vice President and Area President who do not have an employment agreement with us. The Compensation Committee may, in its discretion, make the Separation Policy applicable to other members of management.

Ms. Ellingsen and Messrs. Serriani and Vander Ark (collectively, the “Covered Executives”) are our NEOs that participate in our Separation Policy. Severance benefits under the Separation Policy are payable only if they: (1) sign an agreement containing non-solicitation, confidentiality and arbitration provisions and, if appropriate, a non-competition provision (which each has done); (2) execute a separation agreement containing a full release of legal claims; (3) refrain from disparaging Republic following their employment with us; and (4) provide reasonable cooperation and assistance concerning legal or business matters as requested by Republic following their employment.

Under the Separation Policy, together with the applicable plans and award agreements, the Covered Executive will receive the following compensation for each respective scenario:

Death: Upon the Covered Executive’s death:

•	the Company will pay all base salary earned, but not yet paid, and unused vacation;
•	the Company will pay the employer contributions to the DCP made on the Covered Executive’s behalf and earnings on those amounts;
•

the Covered Executive’s annual cash incentive awards will vest and be payable at target, except that any awards determined to be earned prior to death will be payable following the end of the applicable performance period at the actual amount to be determined;

•

the Covered Executive’s outstanding equity awards will immediately vest, and his or her stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option;

•	the Covered Executive’s earned PSUs will vest on a prorated schedule;
•	for Ms. Ellingsen and Mr. Vander Ark, the Supplemental LTIP award will vest on prorated schedule; and
•	the Covered Executive will receive continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

Disability: If the Covered Executive’s employment is terminated due to disability:

•	the Company will pay all base salary earned, but not yet paid, and unused vacation;
•	the Company will pay the employer contributions to the DCP made on the Covered Executive’s behalf and earnings on those amounts;
•

the Covered Executive’s annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability will be payable following the end of the applicable performance period at the actual amount to be determined;

•

the Covered Executive’s outstanding equity awards will immediately vest, and his or her stock options will remain exercisable for the lesser of five years from the termination date or the remaining term of the option;

•	the Covered Executive’s earned PSUs will vest on a prorated schedule;
•	for Ms. Ellingsen and Mr. Vander Ark, the Supplemental LTIP award will vest on prorated schedule; and
•	the Covered Executive will receive continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

Without Cause by the Company: If the Covered Executive’s employment is terminated without cause (as such term is defined in the Separation Policy):

•	the Company will pay all base salary earned, but not yet paid, and unused vacation;
•	the Company will pay the employer contributions to the DCP made on the Covered Executive’s behalf and earnings on those amounts;
•	the Covered Executive will receive continued base salary for two years;
•

all annual cash incentive awards will vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period;

•

the Covered Executive’s outstanding equity awards will continue to vest for up to one year following termination, with the exception of Mr. Vander Ark’s retention RSU award granted on April 7, 2017 that will vest on a prorated schedule, and his or her vested stock options will be exercisable for up to one year plus 90 days following termination, but not beyond the original term;

•	the Covered Executive’s earned PSUs will vest on a prorated schedule;
•	for Ms. Ellingsen and Mr. Vander Ark, the Supplemental LTIP award will vest on prorated schedule; and
•	the Covered Executive will receive continued coverage under certain welfare plans for up to two years.

76  |  Republic Services, Inc. 2019 Proxy Statement

Without Cause by the Company or by the Covered Executive for Good Reason – Change in Control: If the Covered Executive’s employment is terminated without cause or by the Covered Executive for good reason (as such terms are defined in the Separation Policy) within one year after a change in control, then:

•	the Company will pay all base salary earned, but not yet paid, and unused vacation;
•	the Company will pay the employer contributions to the DCP made on the Covered Executive’s behalf and earnings on those amounts;
•

the Covered Executive will receive a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination;

•	all annual cash awards outstanding as of the change in control will vest and become payable at target no later than ten days following the change in control;
•	all PSUs outstanding as of the termination date will vest and become payable at target and without proration;
•

the Covered Executive’s outstanding equity will immediately vest and his or her vested options will continue to be exercisable for up to one year following termination, but not beyond the original term;

•	for Ms. Ellingsen and Mr. Vander Ark, all Supplemental LTIP awards outstanding as of the termination date will vest and become payable at target and without proration; and
•	the Covered Executive will receive continued coverage under certain welfare plans for up to two years.

For Cause by the Company or if the Covered Employee Resigns Without Good Reason: If the Covered Executive is terminated for cause by Republic or resigns without good reason:

•	the Covered Executive will receive all base salary earned, but not yet paid, and unused vacation;
•

the Covered Executive will receive the employer contributions to the DCP made on the Covered Executive’s behalf and earnings on those amounts if the Covered Executive meets the definition of “retirement”, as defined by the DCP; and

•	the Covered Executive will receive continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Retirement

Upon satisfying Republic’s definition of “retirement” and providing proper notice to the Company:

•	the NEO will receive all base salary earned, but not yet paid, and unused vacation;
•

all annual cash awards will vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period;

•	the NEO’s outstanding equity will immediately vest, and his or her stock options will remain exercisable for the lesser of three years from the retirement date or the remaining term of the option;
•	the NEO’s earned PSUs will vest in full; and
•	for Ms. Ellingsen and Mr. Vander Ark, all earned Supplemental LTIP awards will vest in full.

Additionally, for Mr. Slager, Republic will pay his Supplemental Retirement Benefit, and he will continue to receive coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government. For Ms. Ellingsen and Messrs. Serriani, Hughes and Vander Ark, Republic will pay the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts if the executive meets the definition of “retirement”, as defined by the DCP, and will provide continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

Potential Payments upon Termination

Described below is the post-employment consideration payable to Messrs. Slager, Hughes, Serianni and Vander Ark, and Ms. Ellingsen under their respective agreements or policies, as applicable, in the event of a covered termination, and assuming the specified events occurred on December 31, 2018. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful.

We can terminate an NEO’s employment without cause at any time. In general, Mr. Slager can terminate his employment for good reason at any time if: (a) his duties and responsibilities are materially reduced; (b) we breach the employment agreement and do not timely cure the breach; (c) we terminate or reduce his participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) we relocate his office outside of Maricopa County, Arizona; (e) we terminate the continuation of his rolling employment period; or (f) he resigns from the Board or his term as a director expires, in either case only if such event occurs as a result of his failure to receive the required votes by our shareholders to be re-elected to the Board. Ms. Ellingsen and Messrs. Serianni, Hughes and Vander Ark can terminate their employment for good reason during the one-year period following a change in control if we reduce their salary, bonus opportunity or title.

Republic Services, Inc. 2019 Proxy Statement  |  77

For purposes of the calculations in the following table related to our common stock, the value of RSUs and the value of PSUs for the 2017-2019 and 2018-2020 performance periods is based on a price of $72.09, the closing price of our stock on December 31, 2018, the last trading day of our 2018 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, because actual payouts for the 2017-2019 and 2018-2020 PSUs and 2017-2019 Supplemental LTIP performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that payouts will be at target. The balance of company contributions to the DCP that were not previously vested will become vested and payable in accordance with the terms of the DCP. The following table does not include amounts contributed by the executives into their DCP accounts.

POTENTIAL PAYMENTS UPON TERMINATION TABLE			COMPANY
NAME	DEATH	DISABILITY	TERMINATION W/O CAUSE OR FOR GOOD REASON(7)	CHANGE IN CONTROL(11)	RETIREMENT(16)

Donald W. Slager

Severance	$ —	$3,405,000 (4)	$3,405,000 (4)	$17,895,000 (12)	$ —

Stock Awards	18,255,766 (1)	27,146,193 (5)	18,255,766 (8)	31,004,107 (13)	33,631,963 (17)

Non Equity Incentive Plan Comp	1,532,250 (2)	1,915,313 (6)	1,915,313 (6)	1,532,250 (14)	1,915,313 (18)

Deferred Compensation Payment	4,114,132 (3)	4,114,132 (3)	4,114,132 (3)	4,114,132 (3)	4,114,132 (3)

Other	—	—	50,000 (9)	50,000 (9)	—

TOTAL COMPENSATION PAYABLE	23,902,148	36,580,638	27,740,211	54,595,489	39,661,408

Charles F. Serianni

Severance	—	—	1,200,000 (10)	2,160,000 (15)	—

Stock Awards	4,200,932 (1)	4,200,932 (5)	3,119,438 (8)	4,878,763 (13)	5,182,894 (17)

Non Equity Incentive Plan Comp	480,000 (2)	600,000 (6)	600,000 (6)	480,000 (14)	600,000 (18)

Deferred Compensation Payment	887,970 (3)	887,970 (3)	887,970 (3)	887,970 (3)	887,970 (3)

TOTAL COMPENSATION PAYABLE	5,568,902	5,688,902	5,807,408	8,406,733	6,670,864

Catharine D. Ellingsen

Severance	—	—	960,000 (10)	1,728,000 (15)	—

Stock Awards	2,077,310 (1)	2,077,310 (5)	1,452,001 (8)	2,548,165 (13)	—

Non Equity Incentive Plan Comp	596,510 (2)	692,510 (6)	692,510 (6)	561,833 (14)	—

Deferred Compensation Payment	780,403 (3)	780,403 (3)	780,403 (3)	780,403 (3)	—

TOTAL COMPENSATION PAYABLE	3,454,223	3,550,223	3,884,914	5,618,401	—

Jeffrey A. Hughes

Severance	—	—	500,000 (10)	1,800,000 (15)	—

Stock Awards	3,862,542 (1)	3,862,542 (5)	2,615,817 (8)	4,270,035 (13)	4,230,009 (17)

Non Equity Incentive Plan Comp	400,000 (2)	500,000 (6)	500,000 (6)	400,000 (14)	500,000 (18)

Deferred Compensation Payment	792,644 (3)	792,644 (3)	792,644 (3)	792,644 (3)	792,644 (3)

TOTAL COMPENSATION PAYABLE	5,055,186	5,155,186	4,408,461	7,262,679	5,522,653

Jon Vander Ark

Severance	—	—	1,250,000 (10)	2,312,500 (15)	—

Stock Awards	9,980,636 (1)	9,980,636 (5)	3,681,291 (8)	10,990,769 (13)	—

Non Equity Incentive Plan Comp	1,061,028 (2)	1,193,841 (6)	1,193,841 (6)	1,114,584 (14)	—

Deferred Compensation Payment	467,329 (3)	467,329 (3)	467,329 (3)	467,329 (3)	—

TOTAL COMPENSATION PAYABLE	11,508,993	11,641,806	6,592,461	14,885,182	—

78  |  Republic Services, Inc. 2019 Proxy Statement

(1)

For Ms. Ellingsen and Messrs. Slager, Serianni, Hughes and Vander Ark, amounts include the prorated vesting in a portion of earned PSUs for the 2017-2019 and 2018-2020 performance periods (calculated using target for purposes of the table above) and the vesting in the full number of earned PSUs for the 2016-2018 performance period (based on the closing prices of our stock of $78.18 on February 5, 2019 for cash-settled PSUs and $76.68 on February 8, 2019 for stock-settled PSUs). For Ms. Ellingsen and Messrs. Serianni, Hughes and Vander Ark, amounts also include the immediate vesting of outstanding RSUs.

(2)

For Messrs. Slager, Serianni and Hughes, amounts reflect the target 2018 annual cash incentive award. For Ms. Ellingsen, amount reflects the target 2018 annual cash incentive award and actual Supplemental LTIP award for the 2016-2018 performance period. For Mr. Vander Ark, amount reflects the target 2018 annual cash incentive award, actual Supplemental LTIP award for the 2016-2018 performance period and prorated Supplemental LTIP award based on actual results for the 2017-2019 performance period (calculated using target for purposes of the table above).

(3)

For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit. For Ms. Ellingsen and Messrs. Serianni, Hughes and Vander Ark, this includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. The amount will be paid to the executive’s beneficiary upon the executive’s death. This amount does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs or PSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” row for each respective executive).

(4)	For Mr. Slager, this amount reflects continuation of his base salary for three years.
(5)

For each of the NEOs, this amount reflects the prorated vesting in a portion of earned PSUs for the 2017-2019 and 2018-2020 performance periods (calculated using target for purposes of the table above), the vesting in the full number of earned PSUs for the 2016-2018 performance period (based on the closing price of our stock of $78.18 on February 5, 2019 for cash-settled PSUs and $76.68 on February 8,2019 for stock-settled PSUs) and the immediate vesting of outstanding RSUs.

(6)

For Messrs. Slager, Hughes and Serianni, amounts include the actual 2018 annual cash incentive award. For Ms. Ellingsen, amount reflects the actual 2018 annual cash incentive award and actual Supplemental LTIP award for the 2016-2018 performance period. For Mr. Vander Ark, amount reflects the actual 2018 annual cash incentive award, actual Supplemental LTIP award for the 2016-2018 performance period and prorated Supplemental LTIP award based on actual results for the 2017-2019 performance period (calculated using target for purposes of the table above).

(7)

Absent a change in control, no NEO other than Mr. Slager may terminate for “good reason”, and the consideration described in this column would only be provided in the event of a termination by the Company without cause.

(8)

Under his employment agreement, Mr. Slager would receive immediate vesting of outstanding RSUs that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2018, for purposes of this table, no outstanding RSUs would vest in connection with such termination. For Ms. Ellingsen and Messrs. Serianni, Hughes and Vander Ark, the table includes outstanding RSUs that will continue to vest for up to one year following termination, with the exception of Mr. Vander Ark’s retention RSU award granted on April 7, 2017 that will vest on a prorated schedule, and vested stock options will be exercisable for up to one year plus 90 days following termination, but not beyond the original term. For Mr. Vander Ark, the amount also reflects prorated vesting in his retention RSU award granted on April 7, 2017. For each of the NEOs, Stock Awards include amounts for the prorated vesting in a portion of earned PSUs for the 2017-2019 and 2018-2020 performance periods (calculated using target for purposes of the table above) and the vesting in the full number of earned PSUs for the 2016- 2018 performance period (based on the closing price of our stock of $78.18 on February 5, 2019 for cash-settled PSUs and $76.68 on February 8, 2019 for stock-settled PSUs).

(9)	The total compensation amount payable to Mr. Slager under this scenario includes $50,000 for outplacement services.
(10)	For Ms. Ellingsen and Messrs. Serianni and Vander Ark, the amounts reflect continued base salary for two years. For Mr. Hughes, the amount reflects continued base salary for one year.
(11)	The payments set forth in this column assume a change in control and a termination without cause or a resignation for good reason occurring on December 31, 2018.
(12)

For Mr. Slager, the amount reflects a lump sum payment equal to three times the sum of his base salary and annual cash and long-term incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

(13)	Amounts reflect target PSU awards for the 2016-2018, 2017-2019 and 2018-2020 performance periods and immediate vesting of outstanding RSU awards.
(14)

For Messrs. Slager, Hughes and Serianni, amounts reflect target 2018 annual cash incentive award. For Ms. Ellingsen, amount reflects target 2018 annual cash incentive awards and target Supplemental LTIP award for the 2016-2018 performance period. For Mr. Vander Ark, amount reflects target 2018 annual cash incentive awards and target Supplemental LTIP awards for the 2016-2018 and 2017-2019 performance periods.

(15)

Amounts reflect a lump sum payment in the amount of two times the sum of current base salary and target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

(16)

As of December 31, 2018, Messrs. Slager, Serianni and Hughes have met the age and service requirements to be eligible for retirement, but have not yet met the notice requirement to be eligible for retirement. The payments set forth in the table above assume that Messrs. Slager, Serianni and Hughes have met the notice requirement as of December 31, 2018.

(17)

Amounts reflect vesting in the full number of earned PSUs for the 2016-2018 performance period (based on the closing price of our stock of $78.18 on February 5, 2019 for cash-settled PSUs and $76.68 on February 8, 2019 for stock-settled PSUs), vesting in the full number of earned PSUs for the 2017-2019 and 2018-2020 performance periods (calculated using target for purposes of the table above) and the immediate vesting of outstanding RSUs upon retirement.

(18)	Amounts reflect actual 2018 annual cash incentive award for Messrs. Slager, Serianni and Hughes.

CEO Pay Ratio

The SEC requires disclosure of the relationship between the annual total compensation of our CEO and the individual identified as our median paid employee. For 2018:

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table was $11,787,571;
•	The annual total compensation of the individual identified as our median compensated employee (excluding our CEO) was $64,257; and
•	The ratio between the two is 183 to 1.

To identify our median employee in 2018, we made the following assumptions:

•	We included all individuals (excluding our CEO) employed on December 31, 2018;
•

Because we had an even number of employees for the calculation, our median employee fell between two employees. Of the two employees, we chose the employee who is most representative of our employee base; and

•	We utilized W-2, Box 5 payroll data for 2018 as our consistently applied compensation measure, annualizing pay for those individuals employed less than a full calendar year.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Our sustainability goals and practices are core to our business and are integrated into our business strategy as well as our long term financial targets.

Audit Committee Matters

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these Acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm (Ernst & Young LLP). The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the Company’s independent registered public accounting firm’s independence, and discussed with them their independence from the Company and management. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the Audit Committee’s review of the matters noted above and its discussions with Ernst & Young LLP and our management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee as of March 26, 2019:

Jennifer M. Kirk (Chair)

Tomago Collins

Ramon A. Rodriguez

James P. Snee

Katharine B. Weymouth

Audit and Related Fees

Independent Registered Public Accounting Firm Fee Information

The following table discloses the fees for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees (1)	$2,695,794	$2,771,237
Audit-Related Fees (2)	$57,000	$80,000
Tax Fees (3)	$816,248	$400,500
All Other Fees	—	—
Total Fees	$3,569,042	$3,251,737

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)

Audit-Related Fees were for professional services related to the Company’s adoption of Accounting Standards Update (ASU) 2014-09, which created Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers.

(3)	Tax Fees were for professional services related to general tax consultation, federal and state tax planning, and state and local tax matters.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the Audit Committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the pre-approved list of services must be separately approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically approved by the Audit Committee before the performance of the service. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee chair. All of the services performed by Ernst & Young LLP in 2018 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

At each regularly scheduled Audit Committee meeting, management updates the Committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last committee meeting and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm that exceed the amount that has been pre-approved.

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MAXIMUM LOADING LEVEL
REPUBLIC
SERVICES
republicservices.com

We are dedicated to delivering simple solutions to address the nation’s waste challenges.

Proposals to be Voted on at the Meeting

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1: Election of Directors

The Board has nominated 12 directors (the “Nominees”) based on the recommendation of the Board’s Governance Committee. If elected, each director will hold office until our next annual meeting or until his or her successor is elected and qualified to serve on the Board. Each Nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected.

The Board recommends a vote “FOR” the election of the 12 Nominees listed below:

DIRECTOR NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION

Manuel Kadre (Chairman)	53	2014	CEO, MBB Auto, LLC

Tomago Collins	47	2013	Vice President, Communications, Kroenke Sports & Entertainment

Thomas W. Handley	64	2016	Special Advisor to the CEO, Ecolab Inc.

Jennifer M. Kirk	44	2016	Vice President, Controller and Chief Accounting Officer, Occidental Petroleum Corporation

Michael Larson	59	2009	Chief Investment Officer to William H. Gates III

Kim S. Pegula	49	2017	President and CEO of Pegula Sports & Entertainment

Ramon A. Rodriguez	73	1999	Former President and CEO of Madsen, Sapp, Mena, Rodriguez and Co.

Donald W. Slager (CEO)	57	2010	President and CEO, Republic Services, Inc.

James P. Snee	52	2018	Chairman, President and CEO, Hormel Foods Corporation

John M. Trani	74	2008	Operating Council Member, Cerberus Capital Management

Sandra M. Volpe	51	2016	Senior Vice President, Strategic Planning, Communications and Contractor Relations, FedEx Ground

Katharine B. Weymouth	52	2018	Chief Operating Officer, DineXpert

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. According to our Bylaws, “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director’s election).

Under our Bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of whom must be independent of Republic for purposes of the NYSE rules). Our Board currently consists of our 12 director nominees. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this Proxy Statement.

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Proposal 2: Advisory Vote on Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to cast a vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve, or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies, and practices described in this Proxy Statement. Section 14A requires that we submit a proposal to shareholders similar to this one at least every three years. Based on the recommendation of our shareholders, we intend to submit a proposal similar to this one to our shareholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 41 through 79, including the CD&A beginning on page 44.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase shareholder value on both an annual and long-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of shareholder and management interests.

Accordingly, we are submitting the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the proxy statement for the 2019 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

The affirmative vote of a majority of the holders represented at the Annual Meeting and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against Proposal 2 and broker non-votes have no effect on the proposal. This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values shareholders’ opinions. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider those matters when making future NEO compensation decisions.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

Proposal 3: Ratification of Independent Registered Public Accounting Firm

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. This selection will be presented to the shareholders for ratification at the Annual Meeting. You may vote for, vote against, or abstain from voting with respect to this proposal. The affirmative vote of a majority of the holders represented at the Annual Meeting and entitled to vote is required to ratify the appointment. Abstentions will have the effect of a vote against Proposal 3 and broker non-votes have no effect on the proposal. If the shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the selection of our independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2019. Ernst & Young LLP has been retained as our independent registered public accounting firm continuously since June 2002. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and the chair of the Audit Committee are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our shareholders. Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

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Proposal 4: Shareholder Proposal Regarding Electoral Contributions and Expenditures

We have received the following proposal from the International Brotherhood of Teamsters General Fund (“Teamsters”), 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owner of 356 shares of our common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Teamsters Proposal”) in this Proxy Statement as they were submitted to us:

“Resolved, that the shareholders of Republic Services Inc. (“Republic Services” or “Company”), hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to: (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and,

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the Board of Directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Republic, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as, direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show Republic has contributed at least $2,000,000 in corporate funds since the 2010 election cycle. (CQMoneyLine: http://moneyline.cq.com; National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including Norfolk Southern Corporation and United Technologies Corporation, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.”

Board’s Statement Recommending a Vote AGAINST the Teamsters Proposal

The Board has considered the Teamsters Proposal and recommends that you vote AGAINST the proposal for the following reasons:

•

Republic already publicly discloses its political contributions in compliance with applicable law, and adopting the Teamsters Proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on our business and our shareholders;

•	We recently updated our Political Contributions Policy to enhance transparency and make publicly available disclosures related to our political contributions easier to locate;
•	Our Sustainability & Corporate Responsibility Committee reviews our Political Contributions Policy and a report of the Company’s political contributions on an annual basis;
•	Additional disclosure of dues paid to trade associations and similar organizations could misrepresent our political activities; and
•	The expanded disclosure required by the Teamsters Proposal could place Republic at a competitive disadvantage by revealing commercially sensitive business strategies.

Discussion

As a company in the environmental services industry, we are subject to federal, state and local legislation and regulation that can significantly affect how we conduct our business. Because political and public policy can dramatically impact our business and the communities we serve, we believe that participating in the political process is critical to the sustainability of our business goals and to our ability to continue to create shareholder value. Political campaign contributions are subject to extensive regulation at the federal, state and local levels. We comply with all applicable laws and regulations pertaining to political campaign contributions, including those requiring public disclosures. As a result of these extensive legal and regulatory disclosures, information on our political contributions is available to shareholders and interested parties through public sources. We believe our current policies and practices, described below, provide ample transparency and accountability with respect to our political contributions.

We are committed to the highest ethical standards, and we have policies and procedures in place to ensure that our political contributions are subject to appropriate oversight and are in the best interest of our shareholders. We have a Political Contributions Policy, which you can review on our website at http://www.RepublicServices.com/corporate/investorrelations/investor-relations.aspx. Our policy requires our representatives

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to comply with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs. It also requires that all corporate political contributions be recommended by members of management and reviewed and approved by our government relations and legal compliance personnel. To be approved, contributions must be lawful and must be appropriate from a business and political perspective and are reviewed for compliance by an outside third-party firm.

We recognize the importance of transparency to our shareholders. Accordingly, although a similar proposal from the Teamsters failed to pass at our 2018 annual meeting, we updated our Political Contributions Policy to further enhance the transparency and accountability of our engagement in the political process. These updates included: (i) providing the title of the person at Republic responsible for decision-making; (ii) clarifying that the Sustainability & Corporate Responsibility Committee reviews the Political Contributions Policy and a report of Republic’s political contributions on an annual basis; (iii) affirmatively stating that all political contributions are made without regard for the private political preferences of Republic’s officers and directors; (iv) providing a link to the Federal Election Commission (“FEC”) website in order to make publicly available political contributions disclosures easier to locate; and (v) providing a link to our Global Reporting Initiative G4 Content Index Report (“GRI Report”), which provides a summary of Republic’s political contributions and related spending on an annual basis.

In addition to highlighting our recent changes to our Political Contributions Policy, we want to emphasize a few additional points. Republic does not make federal political contributions. Like many companies, our employees make contributions personally or through the Republic Services Employees For Better Government Political Action Committee (the “RSPAC”). The RSPAC is nonpartisan and funded entirely by voluntary contributions of the personal funds of our employees – no corporate funds are used by the RSPAC. The RSPAC allows employees to pool their resources to support candidates advocating for issues important to the business and quality of life in the communities in which they live and work. The RSPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The RSPAC files monthly reports of receipts and disbursements with the FEC, as well as pre-election and post-election FEC reports. Our updated Political Contributions Policy provides a link to where these publicly available disclosures are available.

Certain states do allow corporate contributions to candidates or political parties. These states also require that the contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by Republic can be obtained without the preparation of an additional report as requested by the Teamsters Proposal.

We believe that our current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, provide appropriate transparency of our political participation. Adopting the expanded disclosure requirements as set forth in the Teamsters Proposal would result in additional time and expense to us with little, if any, corresponding benefit for shareholders.

Republic’s Memberships in Trade Associations Serve Multiple Purposes

Further, we believe that detailed disclosure of dues paid to trade associations and similar organizations that may engage in political activity could misrepresent our political activities. We do not join trade associations to advance political purposes, and, as trade associations operate on an independent basis, our membership in a particular trade association does not represent our agreement with all of the trade association’s positions or views. We join trade associations for a variety of reasons such as educating our employees and improving our ability to serve customers. While we do not always share or agree with all of the views espoused by such trade associations, we believe they are often helpful for the purpose of building a consensus among organizations with similar interests and advocating in favor of those interests.

Additionally, we disclose our aggregate annual payments to trade associations and tax-exempt groups in our publicly available GRI Report, which is linked in our updated Political Contributions Policy for ease of access. We do not believe that additional disclosure of our trade association dues would provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every position a trade association may take and because we support trade associations for a variety of reasons, we do not believe a detailed reporting of our trade association dues would provide meaningful information to investors.

Expanded Disclosure Could Be Competitively Disadvantageous

Finally, we believe that the expanded disclosure required by the Teamsters Proposal could be competitively disadvantageous because it could reveal Republic’s commercially sensitive business strategies and priorities. Many of our competitors also participate in the political process and are required to comply with the same legally imposed disclosure requirements as we are – it is essentially a level playing field where we are all engaging in the political process in furtherance of our respective business goals and priorities. If Republic makes the unilateral decision to disclose more than what is legally required and our competitors do not likewise expand their disclosures, we could potentially reveal commercially sensitive information that would benefit our competitors and harm our business interests. Accordingly, any unilateral decision by Republic to expand our political contribution disclosures could cause competitive harm and would not be in the best interests of our shareholders.

In summary, the Board is satisfied that we have in place a system of accountability and that all political contributions we make are in the best long-term interests of Republic and its shareholders. The Board believes that ample disclosure exists regarding our political contributions to alleviate the concerns cited in the Teamsters Proposal. We believe using additional funds to generate the report requested by the Teamsters Proposal would not be an appropriate use of corporate resources. Further, a shareholder proposal similar to the Teamsters Proposal was presented to shareholders at the 2010, 2012, 2013, 2014 and 2018 annual meetings and it failed to receive shareholder support to pass at all five meetings. Therefore, the Board believes that adoption of the Teamsters Proposal is both unnecessary and not in the best interests of shareholders.

Accordingly, the Board recommends a vote AGAINST the Teamsters Proposal.

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We create an environment that attracts and retains the best talent and most engaged workforce.

Information About the Meeting

INFORMATION ABOUT THE MEETING

Questions and Answers About the Annual Meeting

What is the record date and who may vote at the Annual Meeting?

Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of Republic common stock as of the close of business on March 19, 2019 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

What will I be voting on?

The following proposals will be considered at the Annual Meeting:

•	election of directors (Proposal 1);
•	advisory vote to approve our named executive officer compensation (Proposal 2);
•	ratification of the appointment of our independent registered public accounting firm for 2019 (Proposal 3); and
•	consideration of a shareholder proposal regarding electoral contributions and expenditures, if properly presented at the meeting (Proposal 4).

How many votes do I have?

You will have one vote for every share of our common stock you owned as of the close of business on March 19, 2019.

What constitutes a quorum for the Annual Meeting?

As of the Record Date, 321,677,858 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 160,838,930 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter presented at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

How many votes are required to approve the proposals, assuming a quorum?

The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3 and 4.

How do I vote?

To vote, you may:

•	vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card;
•

vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date, and return it in the envelope provided so that it is received before the Annual Meeting; or

•

vote in person — we will pass out written ballots at the Annual Meeting to shareholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee.

The internet and telephone voting procedures have been designed to verify shareholders’ identities and allow shareholders to confirm their voting instructions have been properly recorded. Shareholders whose shares are held for them by brokers, banks or other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, please ensure that your vote is counted.

What if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, your shares will be voted in accordance with the Board’s recommendations on all matters presented in this Proxy Statement. Your shares will be voted as the proxy holders determine in their discretion regarding any matters not presented in this Proxy Statement that are properly presented for a vote at the Annual Meeting.

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Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm for 2019 (Proposal 3) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2) and a shareholder proposal regarding electoral contributions and expenditures (Proposal 4), are matters considered “non-routine” under applicable rules. Thus, there will likely be broker non-votes on Proposals 1, 2, and 4.

401(k) Plan Participants. If you are a participant in our 401(k) Plan and do not provide the trustee with voting instructions, the trustee will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

What are broker non-votes?

The NYSE permits brokers to vote their customers’ shares on “routine” matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ shares on “non-routine” matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

How are broker non-votes and abstentions counted?

Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. Abstentions will have the effect of a vote against Proposals 2, 3 and 4, as the standard for the approval of these proposals is a majority of shares present and entitled to vote, and broker non-votes have no effect on these proposals.

Can I change my vote?

Yes. If you have submitted your proxy, you may revoke your proxy at any time until it is voted at the Annual Meeting. If you are a shareholder of record, you may do this in one of three ways: (1) you can send us a written notice stating that you would like to revoke your proxy; (2) you can complete and submit a new proxy card, or cast a new vote by telephone or internet; or (3) you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Do I need to attend the Annual Meeting in person?

No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

•	FOR the election of the 12 nominees to the Board (Proposal 1);
•	FOR approval of our named executive officer compensation (Proposal 2);
•	FOR the ratification of the appointment of our independent registered public accounting firm for 2019 (Proposal 3); and
•	AGAINST a shareholder proposal regarding electoral contributions and expenditures, if properly presented at the Annual Meeting (Proposal 4).

Where can I find more information about Republic?

We file reports and other information with the SEC. This information is also available at our website at www.RepublicServices.com (click on “Investors”) and at the SEC’s website at www.sec.gov.

The information contained, or that may be accessed through, our website is not a part of, or incorporated by reference in this Proxy Statement.

Who can help answer my questions?

If you have questions about the Annual Meeting or the proposals, or need help voting your shares, you can call Georgeson LLC, which is the firm assisting us with our proxy solicitation, toll-free at (800) 248-3170.

Expenses of Solicitations

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson LLC to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

Proxy Statement Mailing Information and Householding

The SEC allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more shareholders. This delivery method is referred to as “householding” and can result in cost savings for us. We deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple shareholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, or if you currently are a shareholder sharing an address with another shareholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please contact Broadridge, toll free at 1-866-540-7095. You may also write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

As permitted by SEC rules, we are making our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 available in digital form online. On or about April 5, 2019, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K and how to vote online. Shareholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Submission of Shareholder Proposals for Our 2020 Annual Meeting

Any shareholder who wishes to present a proposal for action at our next annual meeting of shareholders, presently scheduled for May 2020, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our Bylaws relating to shareholder business or shareholder nominations, as applicable. Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2020 annual meeting of shareholders may do so by following the procedures prescribed in our Bylaws and in accordance with the applicable rules under the Exchange Act. Shareholder proposals must be received by our Corporate Secretary:

•	no later than December 7, 2019, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act;
•	between January 18, 2020 and February 17, 2020, if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials; or
•	between November 7, 2019 and December 7, 2019, if the proposal is submitted pursuant to our proxy access bylaw provision.

Miscellaneous Matters

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2018 is included with this Proxy Statement. It contains financial and other information about us, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each shareholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.RepublicServices.com or at the SEC’s website at www.sec.gov.

You are again invited to attend the Annual Meeting. We will hold the Annual Meeting at 10:30 a.m., local time, on Friday, May17, 2019 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix Sky Harbor International Airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

94  |  Republic Services, Inc. 2019 Proxy Statement

PRINTED WITH SOY INK

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REPUBLIC® SERVICES

We'll handle it from here.®

REPUBLIC SERVICES We’ll handle it from here®. 18500 N. Allied Way Phoenix, Arizona 85054 480-627-2700 RepublicServices.com

REPUBLIC SERVICES, INC. ATTN: INVESTOR RELATIONS 18500 NORTH ALLIED WAY PHOENIX, AZ 85054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 16, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 14, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 16, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 14, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E65790-P20173 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REPUBLIC SERVICES, INC.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain

1a.    Manuel Kadre

1b.    Tomago Collins

1c.    Thomas W. Handley

1d.    Jennifer M. Kirk

1e.    Michael Larson

1f.    Kim S. Pegula

1g.   Ramon A. Rodriguez

1h.   Donald W. Slager

1i.    James P. Snee

For address changes and/or comments, please check this box and write them on the back where indicated.

			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		1j. John M. Trani 1k. Sandra M. Volpe 1l. Katharine B. Weymouth	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐
						The Board of Directors recommends you vote FOR the following proposals: 2. Advisory vote to approve our named executive officer compensation.		☐	☐	☐
						3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
						4.	Shareholder proposal regarding electoral contributions and expenditures.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E65791-P20173

PROXY

REPUBLIC SERVICES, INC.

This proxy is solicited on behalf of the Board of Directors

Donald W. Slager and Catharine D. Ellingsen, or either of them, with the power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 17, 2019 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed herein; FOR approval of the compensation of our named executive officers; FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and AGAINST a shareholder proposal regarding electoral contributions and expenditures. As to any other matters, the Proxies shall vote in accordance with their discretion.

The undersigned hereby acknowledges receipt of the Notice of the 2019 Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued on reverse side